EXHIBIT 10.10

Green Giant Project
Joint Venture Agreement

Energizer Resources Inc.
Energizer

and

Malagasy Minerals Limited
ACN 121 700 105
Malagasy

Jackson McDonald Lawyers 140 St Georges Terrace Perth Western Australia 6000	t: f: w:	+61 8 9426 6611 +61 8 9481 8649 www.jacmac.com.au	Contact: Reference:	Will Moncrieff 7141864

Joint Venture Agreement

Table of contents

1. Interpretation		2

1.1	Definitions	2
1.2	Interpretation	11

2. Commencement		12

3. Conditions precedent		12

3.1	Conditions	12
3.2	Best endeavours	13
3.3	Waiver of conditions	13
3.4	Non-satisfaction of conditions	13

4. Consideration		13

4.1	Sale and Purchase Agreement	13

5. Provision of Mining Information		13

6. Acknowledgements by Parties		14

7. Establishment of JV Company and its Board		14

7.1	Establishment	15
7.2	Initial Shareholding Interests	15
7.3	Adoption of constituent document	15
7.4	Board members	15
7.5	Appointment and removal of Directors	15
7.6	Role and powers of the Board	16
7.7	Meetings of the Board	16
7.8	Notice of Board meetings	16
7.9	Quorum	17
7.10	Decisions of the Boards	17
7.11	Voting	17
7.12	Experts and advisers	17
7.13	Minutes of meetings and records	17

8. Establishment of TenementCo		17

8.1	Establishment	17
8.2	Management of TenementCo	18
8.3	Appointment and removal	18
8.4	Role of Country Manager	18
8.5	Adoption of constituent document	18

9. Business of the JV Company and TenementCo		18

10. Co-operation of Shareholders		19

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11. Right to explore and sublease		19

11.1	Grant of Subleases	19
11.2	Covenants of Energizer in respect of the Exploration Permits	20
11.3	Covenants in respect of the Exploration Permits	21
11.4	Remedies of Malagasy	21
11.5	Exercise of Other Mineral Rights	22
11.6	Notice of activities	22
11.7	Mutual indemnities	23

12. Surrender of Exploration Permits		23

13. Transfer of Permits		24

14. Bankable Feasibility Study, Funding Decision and Decision to Mine		24

14.1	Bankable Feasibility Study	24
14.2	Funding Decision	25
14.3	Obligation to Fund	26
14.4	Decision to Mine	26
14.5	Election to participate and formation of mining joint venture	26
14.6	Establishment of Mining Area	26
14.7	Holding of Mining Area	27
14.8	Mining Area ceases to be Joint Venture Property	27
14.9	Transfer of Mining Area	27
14.10	Terms of Mining Joint Venture	28
14.11	Agreement	28

15. Conversion to Exploitation Permits		28

15.1	Conversion	28
15.2	Transfer of Exploitation Permits	29
15.3	Holding of Exploitation Permits	29
15.4	Approval of Mining Department	29
15.5	Option Beneficial Holderto transfer Exploration Permits prior to conversion	29
15.6	Avoidance of forfeiture of Permits	30

16. Environment and Mining Operations		30

17. Industrial Mineral Rights		30

17.1	Holder of Permits and Industrial Mineral Rights	30
17.2	Priority of exercise of Industrial Mineral Rights	31
17.3	Exercise of Industrial Mineral Rights by the Beneficial Holder	31
17.4	Suspension of Other Mineral Rights for duration of Mining Operations	31
17.5	Transfer of Industrial Mineral Rights	32
17.6	Transfer of Other Mineral Rights	32
17.7	Co-mingling	32

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18. Operator		33

18.1	First Operator	33
18.2	Functions of the Operator	33
18.3	Operator to prepare Programs and Budgets	34
18.4	Liability of Operator	34
18.5	Indemnity of Operator	34
18.6	Preserve Permits	34
18.7	Reporting	34
18.8	Change of Operator	34

19. Contributions to Joint Venture Costs		35

20. Right to dilute		35

20.1	Election not to fund	35
20.2	Contributions where election not to fund	35
20.3	Dilution	36

21. Disposal of Shares and pre-emption rights		39

22. Drag along		39

23. Tag along		40

24. Royalties		40

24.1	Interest below 10%	40
24.2	Transfer of Royalties	40

25. Representations and warranties		40

25.1	Representations and warranties by Malagasy	40
25.2	Representations and warranties by Energizer	41
25.3	Disclaimer of liability by Energizer	43

26. Guarantee by Energizer		43

27. Guarantee by Malagasy		43

28. Assignment		44

29. Termination		44

29.1	Termination events	44
29.2	Event of Default	44
29.3	Effect of termination	45
29.4	Continuing remedies	45

30. Force Majeure		45

30.1	Force Majeure	45
30.2	Relief	46
30.3	Labour disputes	46
30.4	Resumption	46

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31. Dispute resolution		46

31.1	Application	46
31.2	Dispute negotiation	47
31.3	Arbitration	47
31.4	Urgent relief	47
31.5	Continued performance	48

32. Disputes as to Technical or Financial Matters		48

32.1	Definitions	48
32.2	Application	48
32.3	Dispute negotiation	48
32.4	Independent Expert	48

33. Expert determination		48

33.1	Referral to Independent Expert	49
33.2	Appointment of Independent Expert	49
33.3	Requirements of Independent Expert	49
33.4	Rights of the Parties	50
33.5	Confidentiality	50
33.6	Determination	50
33.7	Costs of Independent Expert	50

34. Status of Agreement and further acts		51

35. Relationship between Parties		51

36. Confidentiality and public announcements		51

36.1	Confidentiality	51
36.2	Conditions	53
36.3	Notice to other Shareholders	53
36.4	Indemnities	54
36.5	Survival of confidentiality obligations	54
36.6	Use of Mining Information in respect to Other Mineral Rights	54

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37. Notices		54

38. Miscellaneous		55

38.1	Governing law	55
38.2	Amendments	55
38.3	Primacy of this Agreement	55
38.4	Language	55
38.5	Waiver	56
38.6	Consents	56
38.7	Counterparts	56
38.8	No representation or reliance	56
38.9	Expenses	56
38.10	Entire agreement	56
38.11	Indemnities	57
38.12	Severance and enforceability	57
38.13	No merger	57
38.14	Power of attorney	57
38.15	Taxes	57

Schedule 1 – Exploration Permits and Area of Interest		58

Schedule 2 – Industrial Minerals		59

Schedule 3 – Map of Area of Interest		60

Schedule 4 – Net Smelter Return Royalty		61

Executed as an agreement		66

Annexure A – Form of Sublease Agreement		67

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Joint Venture Agreement

Date:	2014

Parties

Energizer Resources Inc. Energizer	141 Adelaide Street, West Suite 520, Toronto, Ontario, Canada

Malagasy Minerals Limited ACN 121 700 105 Malagasy	15 Lovegrove Close, Mount Claremont, Western Australia

Background

A.	Pursuant to the Tenement Acquisition Agreements:

(a)	the Beneficial Holder acquired the Exploration Permits from MMR and is the beneficial holder of the Exploration Permits;

(b)	MMR is obliged to transfer the Exploration Permits to the Beneficial Holder.

B.
In 2008, the Beneficial Holder applied to the Mining Department (the BCMM) for the Exploration Permits to be transferred to the Beneficial Holder and, in 2009, the Beneficial Holder received from the Mining Department Certificates of Registration in its name in relation to each of the Exploration Permits.

C.
From the time of the execution of the Tenement Acquisition Agreements until the date of this Agreement, the Mining Department has not accepted and/or processed applications for transfer, registration or renewal of mining permits or interests in Madagascar and as a result the Beneficial Holder has been unable to obtain delivery of the actual mining permits under Madagascan law for each of the Exploration Permits.

D.	As at the date of this Agreement, MMR is the Registered Holder of the Exploration Permits.

E.	The Parties agree and acknowledge that at the date of this Agreement, the Mining Department (the BCMM) is:

(a)
not accepting and/or processing applications for transfer, registration or renewal of mining permits or interests in Madagascar and it is not presently possible to obtain formal recognition of the renewal, partition, transfer or registration of the Exploration Permits; or

(b)
in the event that the Mining Department has recently recommenced accepting and processing applications for transfer, registration or renewal of mining permits or interests, there has not been sufficient time for the Beneficial Holder to either:

(i)	obtain delivery of the actual mining permits for each of the Exploration Permits; or

(ii)	gain sufficient knowledge of the Mining Department’s recommencement of these activities to be confident that transfers of the Exploration Permits are currently achievable.

Joint Venture Agreement

F.
By the Memorandum of Understanding Energizer and Malagasy agreed to participate in a joint venture in respect of the Permits in relation to the Other Mineral Rights subject to the Parties simultaneously entering into the Sale and Purchase Agreement and the Mineral Rights Agreement.

G.	The parties have agreed to establish a joint venture on the terms of this Agreement, which supersedes and replaces the Memorandum of Understanding.

Agreement

1.	Interpretation

1.1	Definitions

In this Agreement, unless the context requires otherwise, the following expressions will have the following meanings:

Accession Deed
a deed between the Parties to this Agreement and a third party pursuant to which the third party assumes the obligations of the assigning Party to the extent of the interest being assigned to the third party as if the third party was an original party to this Agreement and is otherwise in a form satisfactory to the non-assigning Party, acting reasonably.

Agreement	this agreement.

Area of Interest	the areas the subject of the Exploration Permits and identified by the area shaded dark green in the map at Schedule 3.

Bankable Feasibility Study	a detailed report or reports prepared by or on behalf of Malagasy and/or JV Company evaluating the feasibility of placing mineral deposits within the Area of Interest, or any part thereof, into production and operation as a mine, which detailed report or reports must include, without limitation, a reasonable assessment of the mineable mineral reserves and their amenability to metallurgical treatment, a complete description of the work, equipment and supplies required to bring the mineral deposits within the Area of Interest into mineral production and the estimated cost thereof, a description of the mining methods to be employed and a financial appraisal of possible mining operations. Such detailed report or reports must be, in the opinion of the person or firm commissioning such report or reports, or, in the event of a dispute between the Parties, in the opinion of such qualified independent firm of consultants as Malagasy and/or JV Company selects in good faith, in such form and of such substance which is normally accepted by substantial, recognised financial institutions for the purpose of determining whether to lend funds for the development of mineral deposits, and must include and be supported by at least the following:

	(a)	a description of the mining claims within the Area of Interest and that part of the mining claims within the Area of Interest proposed to be the subject of a mine;

	(b)	the estimated recoverable reserves of minerals and the estimated composition and content thereof;

	(c)	the procedure for the development, mining and production of Other Minerals from the mining claims within the Area of Interest;

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(d)	results of mineral processing tests and ore amenability tests;

(e)	the nature and extent of the facilities which might be necessary to acquire or construct, which may include ore processing facilities if the nature, volume and location of the ore makes such ore processing facilities necessary and feasible, in which event the study must also include a design for such ore processing facilities;

(f)	a detailed cost and timing analysis, including a capital cost budget, of the total estimated costs and expenses required to develop a mine on the mining claims within the Area of Interest and to purchase, construct and install all structures, machinery, equipment, and electricity connection or generation equipment required for such mine including an ore processing facility, if so included in accordance with the terms hereof;

(g)	detailed operating cost estimates, including working capital requirements for the initial three months of operation of the mine or such longer period as may be reasonably justified;

(h)	all description of necessary environmental impact and mitigation studies and costs, including planned rehabilitation of the mining claims within the Area of Interest with estimated costs thereof;

(i)	a critical path time schedule for bringing the mining claims within the Area of Interest or any part thereof to commercial production;

(j)	such other data and information as are reasonably necessary to substantiate the existence of a mineral deposit of sufficient size and grade to justify development of a mine on the mining claims within the Area of Interest, taking into account all relevant business, tax and other economic considerations;

(k)	disclosure of all price assumptions;

(l)	a transportation cost analysis;

(m)	a proposed procedure or method of disposing of tailings as required under the environmental and mining laws of all Governmental Agencies having jurisdiction;

(n)	a detailed discussion and analysis of governmental requirements with respect to the development of a mine on the mining claims within the Area of Interest including time schedules;

(o)	details regarding any proposed financing of the project;

(p)	a discounted cash flow (net of income taxes) and return on investment analysis, including an economic forecast for the life of the proposed mine; and

(q)	appropriate sensitivity analyses.

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Beneficial Holder
Energizer’s wholly owned subsidiary, Energizer Resources (Minerals) sarl, a company incorporated under the laws of Madagascar, having its registered office at Immeuble Tecno Mobile, Pres Lot 001 A Bis, Andranomena-Antehiroka, Antananarivo 101, Madagascar.

Board	the board of Directors of JV Company or TenementCo (as the context requires).

Business	the business of JV Company and TenementCo as described in clause 9(a) and such other business as the Shareholders may agree.

Business Day	a day which is not a Saturday, a Sunday or a public holiday in Ontario, Canada or Perth, Western Australia.

Claim	in relation to a Party, any demand, claim, action or proceeding made or brought by or against the Party, howsoever arising and whether present, unascertained, immediate, future or contingent.

Commencement Date	the date on which all of the conditions in clause 3.1 are satisfied or waived.

Completion	has the meaning given to it in the Sale and Purchase Agreement.

Confidential Information
all information, documents, maps, reports, records, studies, forms, specifications, processes, statements, formulae, trade secrets, drawings and other data (and copies and extracts made of or from any such data) in written or electronic form and whether reduced to writing or not, and at any time in the possession or under the control of or readily accessible to any Party, including the Mining Information, concerning:

(a) the existence or contents of this Agreement;

(b) Joint Venture Property;

(c) Joint Venture Operations;

(d) JV Company;

(e) TenementCo;

(f) the operations and transactions of a Party;

(g) the organisation, finance, customers, markets, suppliers, intellectual property and know-how of a Party or a Related Body Corporate of a Party; and

(h) any other information obtained during the Term or in the course of the Joint Venture,

that is not in the public domain (except by failure of a Party to perform and observe its covenants and obligations under this Agreement) and that has been obtained by a Party during the negotiations preceding the making of this Agreement or the Memorandum of Understanding by or through or by being a Party to this Agreement or the Memorandum of Understanding.

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Country Manager	has the meaning in clause 8.2.

Decision to Mine	has the meaning given to that term in clause 14.4(a).

Director	a director of JV Company.

Dispose
in relation to a person and any property, means to sell, transfer, assign, surrender, create an Encumbrance over, declare oneself a trustee of or part with the benefit or otherwise dispose of that property (or any interest in it or any party of it) whether done before, on or after the person obtains any interest in the property, including without limitation in relation to a share, to enter into a transaction in relation to the share (or any interest in the share) which results in a person other than the registered holder of the share:

(a) acquiring or having an equitable or beneficial interest in the share, including, without limitation, an equitable interest arising under a declaration of trust, an agreement for sale and purchase or an option agreement or an agreement creating a charge or other Encumbrance over the share; or

(b) acquiring or having any right to receive (directly or indirectly) any dividends or other distribution or proceeds of disposal payable in respect of the share or any right to receive an amount calculated by reference to any of them; or

(c) acquiring or having any rights of pre-emption, first refusal or other direct or indirect control over the disposal of the share; or

(d) acquiring or having any rights of (direct or indirect) control over the exercise of any voting rights or rights to appoint Directors attaching to the share; or

(e) otherwise acquiring or having equitable rights against the registered holder of the share (or against a person who directly or indirectly controls the affairs of the registered holder of the shares) which have the effect of placing the other person in substantially the same position as if the person had acquired a legal or equitable interest in the share itself, but excludes:

(f) a transaction expressly permitted by this Agreement; or

(g) a transaction conditional on each Shareholder consenting to it.

Encumbrance
any mortgage, bill of sale, lien, charge, pledge, writ, warrant, production royalty, caveat (and all claims stated in the caveat), assignment by way of security, security interest, title retention, preferential right or trust arrangement, Claim, covenant, profit a pendre, easement, or any other security arrangement or other right or interest of any third party and includes any other arrangement having the same effect.

Energizer	Energizer Resources Inc., a company incorporated under the laws Minnesota, United States of America.

Environmental Law
any law concerning environmental matters which regulates or affects the Permits, and includes, but is not limited to, laws concerning land use, development, pollution, waste disposal, toxic and hazardous substances, conservation of natural or cultural resources and resource allocation including any law relating to exploration for or development of any natural resource.

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Environmental Liability	any obligation, expense, penalty or fine under Environmental Law, including rehabilitation and rectification work of whatsoever nature or kind.

Execution Date	the date of execution of this Agreement by the last of the Parties.

Exploitation Permit
a permit granted under the Mining Code in relation to the Area of Interest which gives the holder an exclusive right to exploit authorised minerals, continue exploration and research of such minerals and to build any permanent or temporary structures.

Exploration
all activities and operations that have as their purpose the discovery, location, delineation and further investigation of any Other Minerals, Other Mineral deposits and ore, including drilling and trenching, the testing or proving of those bodies, the conducting of pre-feasibility, viability and amenability studies and the establishment and the administration of field offices for the performance of any of these functions.

Exploration Area	the area of the Area of Interest that is not a Mining Area.

Exploration Operations	all Exploration activities conducted by JV Company and TenementCo in accordance with this Agreement.

Exploration Permits	the exploration permits granted under the Mining Code listed in Schedule 1.

Funding Decision
a formal decision by JV Company to accept the provision of funding from a third party, whether by way of a loan arrangement, the subscription of equity, the acquisition of Joint Venture Property or a combination thereof, for the purposes of commencement of construction of a mine in respect of a deposit of Other Minerals within the Area of Interest.

Funding Decision Date	the date on which a Funding Decision is deemed to have been made pursuant to clause 14.2(g).

Good Mining Practices
in relation to Exploration and Mining, those practices, methods and acts engaged in or approved by a firm or body corporate which, in the conduct of its undertaking, exercises that degree of safe and efficient practice, diligence, prudence, and foresight reasonably and ordinarily exercised by skilled and experienced operators engaged in the mining industry in Ontario, Canada.

Good Standing
in relation to a Permit, that:

(a) such permit is and remains in full force and effect; and

(b) such permit:

(i) is and remains not liable to cancellation, forfeiture or non-renewal; or

(i) is liable to cancellation, forfeiture or non-renewal where such liability is:

A. not a result of the default of the holder of the permit or its subsidiaries;

B. solely a result of a compulsory surrender under the Mining Code; or

C. solely a result of a Political Event.

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Governmental Agency
any government or any governmental, semi-governmental, administrative, fiscal or judicial body, responsible minister, department, office, commission, delegate, authority, instrumentality, tribunal, board, agency, entity or organ of government, whether federal, state, territorial or local, statutory or otherwise, in respect of a sovereign state and includes any of them purporting to exercise any jurisdiction or power outside that sovereign state.

Independent Expert	an expert independent of the Parties appointed under and for the purposes of clause 33.

Industrial Minerals	the minerals listed in Schedule 2 of this Agreement.

Industrial Mineral Rights	all Mineral Rights with respect to Industrial Minerals.

Joint Venture
the joint venture constituted by this Agreement for the Exploration of, and if warranted, the Mining of the Area of Interest, to be conducted by JV Company and TenementCo pursuant to this Agreement, but does not include the Mining JV.

Joint Venture Costs
all costs, expenses and liabilities incurred in connection with Joint Venture Operations including:

(a) all costs of establishing and maintaining JV Company and TenementCo;

(b) the costs of conducting Exploration Operations (including any Minimum Expenditure Obligations);

(c) the costs of conducting Mining Operations;

(d) all rents, fees and taxes applicable to the Permits;

(e) all Outgoings in relation to Permits;

(f) the cost of all personnel engaged in the conduct of Joint Venture Operations;

(g) the cost of all items of plant, equipment, machinery and vehicles used in connection with Joint Venture Operations;

(h) a charge (not including any element of profit) for administrative and overhead expenses incurred by the Operator, at a rate not exceeding 10% of items of expense referred to in this definition;

(i) any costs of procuring and maintaining any insurance required for the conduct of Joint Venture Operations in accordance with good industry practice;

(j) administrative, overhead, office and employment costs and expenses incurred in connection with the conduct of Joint Venture Operations; and

(k) domestic and international travel expenses incurred in connection with the conduct of Joint Venture Operations.

Joint Venture Operations	all activities of the Joint Venture under this Agreement including Exploration Operations and if applicable, Mining Operations.

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Joint Venture Property
all property of whatsoever kind held or hereafter acquired or created by or on behalf of JV Company or TenementCo for the purposes of the Joint Venture including (without limitation):

(a) the Other Mineral Rights;

(b) rights under any Sublease;

(c) any Permits held by JV Company or TenementCo; and

(d) Mining Information.

JV Company	the company incorporated or to be incorporated under the laws of Mauritius as described in clause 7.

Law
any statute, ordinance, code, regulation, law, by-law, local law, plan, planning scheme, local structure plan, official directive, order, instrument, undertaking, judicial, administrative or regulatory decree, judgement, ruling or order.

Madagascar	the Republic of Madagascar.

Madagascar Development JV Company	has the meaning in clause 14.7(b).

Madagascan Government	the government of Madagascar.
Malagasy	Malagasy Minerals Limited ACN 121 700 105, a company incorporated under the laws of Australia.

Material Adverse Effect
an unfavourable or adverse event, occurrence or circumstance, or the result thereof, that causes the actual value of the Area of Interest or the Other Mineral Rights to be materially impaired or devalued but does not include anything that occurs as a result of a Political Event.

Mauritian Development JV Company	has the meaning in clause 14.7(b).

Mauritius	the Republic of Mauritius.

Memorandum of Understanding
the letter of understanding from Energizer to Mr Peter Langworthy, Non-Executive Director of Malagasy, dated 22 October 2013 and signed by Energizer on 24 October 2013 and by Malagasy on 22 October 2013.

Mineral Rights	the right to explore for and mine minerals within the Area of Interest in accordance with the Permits.

Mineral Rights Agreement	the document entitled “ERG Project Mineral Rights Agreement” between Energizer, Malagasy and Madagascar-ERG Joint Venture (Mauritius) Limited dated on or about the Execution Date.

Minimum Expenditure Obligations	the minimum expenditure which the holder of a Permit is required under the Mining Code to incur in respect of that Permit in any given year.

Mining
all work of or associated with extraction of Other Mineral deposits by way of commercial exploitation, including all preparatory development and incidental work (other than Exploration) and to the extent agreed between the Parties may include extraction, beneficiation, transportation, refining, processing and marketing of minerals, including ore concentrates, matte and metals produced.

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Mining Area	the area of the Area of Interest determined under clause 14.6.

Mining Code
the body of legal provisions in force in Madagascar contained in the Law no 99-022 of 19/08/1999 containing the Mining Code as amended by Law no 2005-021 of 17/10/2005 as well as Decree no 2006-910 of 19/12/2006 setting out the conditions of application of the Law no 99-022 of 19/08/1999 as amended by Law no 2005-021 of 17/10/2005, as amended from time to time.

Mining Department	Bureau du Cadastre Minier de Madagascar (the Madagascar Mining Registry Office), also known as the BCMM.

Mining Information
all technical information including (without limitation) geological, geochemical and geophysical reports, surveys, mosaics, aerial photographs, samples, drill cores, drill logs, drill pulp, assay results, maps and plans relating to the Other Minerals in the Area of Interest or to Joint Venture Operations, whether in physical, written or electronic form.

Mining JV
the joint venture to be constituted by this Agreement for Mining within the Mining Area, to be conducted by the Madagascan Development JV Company as holder of Other Mineral Rights within the Mining Area, on the terms specified in clause 14.10 of this Agreement.

Mining Operations	all Mining activities conducted by Mauritian Development JV Company and Madagascar Development JV Company under this Agreement.

MMR	Madagascar Minerals and Resources sarl a company incorporated under the laws of Madagascar, having its registered office at Lot VB81 A Ter, Ambatoroka, Anatananarivo 101, Madagascar.

NewCo Madagascar	has the meaning in clause 14.5(b).

NewCo Mauritius	has the meaning in clause 14.5(b).

Operator
the person appointed as operator in accordance with clause 18 for the purposes of managing, directing and controlling any and all Joint Venture Operations on behalf of and as agent for JV Company, TenementCo and the Shareholders.

Other Mineral Rights	all Mineral Rights other than the Industrial Mineral Rights.

Other Minerals	all other minerals other than the Industrial Minerals.

Outgoings	all rents, rates, survey fees and other fees and charges under the applicable legislation or otherwise in connection with a Permit.

Parties	the parties to this Agreement and Party means any one of them.

Permits
(a) the Exploration Permits;

(b) the Exploitation Permits;

(c) any licence, concession, permit or tenement which may hereafter be in force or issued in lieu of or in relation to the same ground as the permits referred to in paragraphs (a) or (b) of this definition;

(d) any permit, concession, licence or tenement that is a successor, renewal, modification, extension or substitute for the permits referred to in paragraphs (a), (b) or (c) of this definition; and

(e) all rights to mine and other privileges appurtenant to the mining tenements and all ore and mineral-bearing material, sand, slimes, tailings and residues of whatsoever nature located on and under the land the subject of a licence, concession, permit or tenement referred to in paragraphs (a), (b), (c) or (d) of this definition.

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Political Event
means any act, event or cause which is beyond the reasonable control of the Party concerned (other than lack of or inability to use funds) resulting from the action or inaction of any Governmental Agency including expropriation, restraint, prohibition, intervention, requisition, requirement, direction or embargo by legislation, regulation or other legally enforceable order.

Programs and Budgets	a program and budget for the conduct of Joint Venture Operations.

Purchase Price	has the meaning given to it in the Sale and Purchase Agreement.

Registered Holder	means the company that is registered with the Mining Department as the holder of the Exploration Permits from time to time.

Related Body Corporate
in relation to a corporation, a corporation that is:

(a) a holding company of the first mentioned corporation;

(b) a subsidiary of the first mentioned corporation; or

(c) a subsidiary of a holding company of the first mentioned corporation.

Respective Proportion
in respect of a Shareholder, a proportion equal to the proportion (by value) of the issued capital of JV Company or NewCo Mauritius (as the context requires) held by that Shareholder from time to time.

Sale and Purchase Agreement	the document entitled “Sale and Purchase Agreement” between Energizer, Malagasy and Madagascar-ERG Joint Venture (Mauritius) Ltd dated on or about the Execution Date.

Share	a share in the capital of JV Company or NewCo Mauritius (as the context requires).

Shareholder	a holder of Shares.

Shareholding Interest	a direct interest in Shares.

SIAC	the Singapore International Arbitration Centre.
Simple Majority

(a) in relation to a resolution of Directors, a resolution that is passed by an affirmative vote of more than 50% of the votes cast by Directors entitled to vote on the resolution; and

(b) in relation to a resolution of Shareholders, a resolution that is passed by an affirmative vote of more than 50% of the votes cast by Shareholders entitled to vote on the resolution.

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Sublease	has the meaning given to that term in clause 11.1.

Sublease Agreements
means the sublease agreements to be entered into by the Beneficial Holder and TenementCo in relation to the relevant area / squares of each Exploration Permit held by the Beneficial Holder within the Area of Interest, in the form set out at Annexure A.

Tenement Acquisition Agreements	the agreement between MMR and the Beneficial Holder for the acquisition of the Exploration Permits dated on or about July 9 2009.

TenementCo	the company incorporated or to be incorporated under the laws of Madagascar as described in clause 8.

Term	the period from the Execution Date to the termination of this Agreement in accordance with its provisions.

Trigger Date	The first to occur of the following: (c) the Funding Decision Date; or (d) the date on which a Bankable Feasibility Study is delivered to the Shareholders in accordance with clause 14.1.

1.2	Interpretation

(a)	headings are for convenience; and

unless the context indicates otherwise:

(b)	an obligation or a liability assumed by, or a right conferred on, 2 or more persons binds or benefits them jointly and severally;

(c)	a word or phrase in the singular number includes the plural, a word or phrase in the plural number includes the singular, and a word indicating a gender includes every other gender;

(d)	if a word or phrase is given a defined meaning, any other part of speech or grammatical form of that word or phrase has a corresponding meaning;

(e)	a reference to:

(i)	a party, clause, schedule, exhibit, attachment or annexure is a reference to a party, clause, schedule, exhibit, attachment or annexure to or of this Agreement;

(ii)
a party includes that party’s executors, administrators, successors, permitted assigns, including persons taking by way of novation and, in the case of a trustee, includes a substituted or an additional trustee;

(iii)
an agreement includes any undertaking, deed, agreement and legally enforceable arrangement whether in writing or not, and is to that agreement as varied, novated, ratified or replaced from time to time;

(iv)	a document includes an agreement in writing and any deed, certificate, notice, instrument or document of any kind;

(v)	a document in writing includes a document recorded by any electronic, magnetic, photographic or other medium by which information may be stored or reproduced;

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(vi)
a document (including this Agreement) includes a reference to all schedules, exhibits, attachments and annexures to it, and is to that document as varied, novated, ratified or replaced from time to time;

(vii)
legislation or to a provision of legislation includes any consolidation, amendment, re-enactment, substitute or replacement of or for it, and refers also to any regulation or statutory instrument issued or delegated legislation made under it;

(viii)
a person includes an individual, the estate of an individual, a corporation, an authority, an unincorporated body, an association or joint venture (whether incorporated or unincorporated), a partnership and a trust;

(ix)	a right includes a power, remedy, authority, discretion or benefit;

(x)	conduct includes an omission, statement or undertaking, whether in writing or not;

(xi)	an agreement, representation or warranty in favour of two or more persons is for the benefit of them jointly and severally; and

(xii)	an agreement, representation or warranty on the part of two or more persons binds them jointly and severally;

(f)	the word “includes” in any form is not a word of limitation;

(g)	the words “for example” or “such as” when introducing an example do not limit the meaning of the words to which the example relates to that example or to examples of a similar kind;

(h)	a reference to a day is to a period of time commencing at midnight and ending 24 hours later;

(i)	if a period of time dates from a given day or the day of an act or event, it is to be calculated exclusive of that day; and

(j)	a reference to “A$”, “$” or “dollar” is to Australian currency.

2.	Commencement

(a)	The Parties acknowledge and agree that this Agreement commences with effect on and from the Commencement Date.

(b)	With effect on and from the Commencement Date, this Agreement replaces and supersedes the Memorandum of Understanding, which is of no further force and effect.

3.	Conditions precedent

3.1	Conditions

This Agreement is subject to and conditional upon:

(a)	the execution of the Sale and Purchase Agreement;

(b)	the execution of the Mineral Rights Agreement;

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(c)	Completion pursuant to the Sale and Purchase Agreement; and

(d)	the Parties having obtained all shareholder and regulatory approvals necessary to achieve Completion and give effect to this Agreement including:

(i)	TSX approvals;

(ii)	ASX approvals; and

(iii)	all necessary approvals under the relevant laws of Ontario, Canada, the United States of America and Australia

3.2	Best endeavours

Each of the Parties must use its best endeavours to procure satisfaction of the conditions as soon as practicable following the date of this Agreement, and in any event, not later than the Condition Satisfaction Date.

3.3	Waiver of conditions

The conditions in clause 3.1 are included for the benefit of both Parties and may only be waived by mutual agreement of the Parties.

3.4	Non-satisfaction of conditions

In the event that the conditions in clause 3.1 are not satisfied within 60 days following the date of this Agreement or such later date as the Parties may agree in writing (Condition Satisfaction Date), then either Party may terminate this Agreement by giving written notice to the other Party to that effect.

4.	Consideration

4.1	Sale and Purchase Agreement

This Agreement is executed in conjunction with the Sale and Purchase Agreement and the Mineral Rights Agreement and the grant of the Other Mineral Rights to Malagasy under this Agreement is in consideration of:

(a)	Malagasy’s performance of its obligations under the Sale and Purchase Agreement and the Mineral Rights Agreement; and

(b)
Malagasy procuring that, on and from the commencement of commercial production of Other Minerals from the Area of Interest, the JV Company or NewCo Mauritius pay Energizer a royalty of an amount equal to one and a half percent (1.5%) of net smelter returns of all Other Minerals produced from the Area of Interest calculated in accordance with Schedule 4.

5.	Provision of Mining Information

Subject to satisfaction of the conditions in clause 3.1, Energizer must promptly provide to Malagasy copies of all Mining Information held by Energizer and the Beneficial Holder in respect of the Permits.

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6.	Acknowledgements by Parties

(a)	The Parties acknowledge and agree that :

(i)	as at the date of this Agreement, MMR is the Registered Holder and MMR will remain the Registered Holder subject to the terms of this Agreement;

(ii)
upon Energizer receiving notice from the Mining Department that the Mining Department will from that time permit formal transfer and registration of interests in, and transfers of, the Exploration Permits, Energizer must use its reasonable endeavours to procure that MMR and the Beneficial Holder will do all things necessary to transfer the Exploration Permits to the Beneficial Holder; and

(iii)
following a transfer in accordance with clause 6(a)(ii), the Exploration Permits will remain with the Beneficial Holder other than any portion of an Exploration Permit which is converted to an Exploitation Permit which will be dealt with in accordance with clause 15.

(b)	Energizer must use its reasonable endeavours to procure that the Beneficial Holder and the Registered Holder will:

(i)	perform all obligations expressed by this Agreement to be imposed on those entities by this Agreement; and

(ii)	execute all such documents as are necessary for those entities to be bound by the obligations imposed on them, and to be entitled to exercise the rights contemplated by this Agreement.

(c)	The Shareholders must procure that the JV Company and TenementCo:

(i)	perform all obligations expressed by this Agreement to be imposed on the JV Company and TenementCo; and

(ii)	execute all such documents as are necessary for those entities to be bound by the obligations imposed on them, and to be entitled to exercise the rights contemplated by this Agreement.

(d)	The Parties acknowledge that they will use their respective best endeavours to execute the Sublease Agreements contemporaneously with the signing of this Agreement.

(e)
The Parties acknowledge that Exploration Operations may only be conducted in respect of those Other Minerals noted on the Permits or for which an authorisation of the Mining Department has been received by the Registered Holder acknowledging that those Other Minerals are the subject of the Permits. Energizer will use its reasonable endeavours to procure that the Registered Holder comply with their obligations under clause 11.2(d).

7.	Establishment of JV Company and its Board

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7.1	Establishment

The Parties have established, or will as soon as practicable after the Commencement Date establish a new company as the JV Company, being a company incorporated under the laws of Mauritius.

7.2	Initial Shareholding Interests

(a)	On establishment of JV Company, the initial Shareholders and their Shareholding Interests in JV Company will be as follows:

Shareholder	Number of Shares	% Interest
Malagasy	3	75%
Energizer (or a Related Body Corporate of Energizer)	1	25%

(b)	If required, each Shareholder must subscribe for, for nominal consideration, the number of Shares specified in clause 7.2(a) next to its name.

7.3	Adoption of constituent document

JV Company will adopt articles of association as its constituent document in accordance with the laws of Mauritius and in a form that is consistent with the terms of this Agreement.

7.4	Board members

The Board will comprise three (3) representatives of Malagasy.

7.5	Appointment and removal of Directors

(a)
Malagasy shall have the right to appoint further Directors to the Board provided the total number of Directors does not exceed that number permitted under the articles of association of JV Company or by law.

(b)	Following Trigger Date, and provided Energizer remains a Shareholder, Energizer will be entitled to nominate one (1) Director to the Board.

(c)	In circumstances where the office of Chairman of the Board becomes free, a new Chairman shall be nominated by the Shareholder holding the majority of Shares at that time.

(d)	A person will be automatically removed as a Director without the need for any other actions by the Shareholders or the Director if:

(i)	the Shareholder who nominated the person as a Director ceases to be a Shareholder.

(ii)	the Shareholder that nominated the person as a Director gives written notice to JV Company that the person ceases to be a Director; or

(iii)	in such other circumstances as provided for in the articles of association of JV Company.

(e)
If a Shareholder that nominated a person as a Director gives written notice to the other Shareholders that the person has ceased to be a Director pursuant to clause 7.5(d)(ii), the Shareholder may (without the need for any other actions by JV Company or the Directors) appoint another person as a Director to replace the person who has ceased to be a Director.

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7.6	Role and powers of the Board

(a)
The business and affairs of the Joint Venture are to be under the control and direction of the Board. All decisions of the Board must not breach the terms of this Agreement or any Law. Except as otherwise provided in this Agreement, the Board is to decide all matters in relation to the business and affairs of the Joint Venture including:

(i)	adoption of an accounting procedures manual for the Joint Venture and the Operator;

(ii)	appointment of independent auditors (if any);

(iii)	delegation of matters to any sub-committees and the Operator;

(iv)	giving directions to, and setting spending limits and other control mechanisms for any sub-committees and the Operator;

(v)	the surrender of the Joint Venture Property;

(vi)	approval and revision of Programs and Budgets; and

(vii)	other matters to be decided by the Board as specified in this Agreement.

(b)
All decisions of the Board bind the Shareholders unless such decision is in breach of this Agreement or any Law. Each Shareholder agrees to give effect to those decisions provided such decision or the giving effect to such decision does not breach this Agreement or any Law.

7.7	Meetings of the Board

(a)	The Board will meet:

(i)	at least once each calendar year; and

(ii)	at such other times as the Board may decide.

(b)	Meetings of the Board may take place where the Directors are physically present together, by telephone link-up or by audio-visual transmission.

(c)	A Director may at any time, and the company secretary will on the request of a Director, convene a meeting of the Directors.

7.8	Notice of Board meetings

Notice of each meeting of the Board:

(a)	must specify the time and the place of the meeting, but need not state the nature of the business to be transacted;

(b)	must be given to each Director not less than 5 days before the meeting; and

(c)	may be given by telephone, facsimile transmission or electronic mail message,

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but the non-receipt by a Director of any notice of a Board meeting will not affect the validity of the convening of the meeting.

7.9	Quorum

The quorum for a Board meeting is a majority of the Directors entitled to attend and vote at a meeting of Directors. If Energizer has a right to appoint a Director under clause 7.5(b), then a quorum for a Board meeting must include the representative of Energizer, unless Energizer agrees otherwise. If a quorum is not present, then the Board meeting will be adjourned for at least 7 days until such time as a quorum of Directors can be present.

7.10	Decisions of the Boards

All resolutions of the Board may be passed by a Simple Majority vote of the Directors.

7.11	Voting

(a)	Each Director may vote at a meeting of the Board.

(b)
Each Director is entitled to one vote for each Share held by his nominating Shareholder in JV Company, provided that the total number of votes cast by the Directors appointed by his nominating Shareholder who vote on the matter shall not exceed the number of Shares held by the nominating Shareholder in JV Company. For example, if a Shareholder holds 3 Shares, the total number of votes cast by all Directors nominated by that Shareholder shall be 3.

(c)	In the case of equality of votes, the Chairman of the meeting will have a casting vote.

7.12	Experts and advisers

The Board may invite experts and advisers to attend any meeting of the Board.

7.13	Minutes of meetings and records

(a)	Minutes of Board meetings will be kept.

(b)	On request, JV Company will provide copies of the agenda of Board meetings, minutes of Board meetings and Board papers supporting such minutes to the Shareholder who requests such information.

(c)
On reasonable notice, any Shareholder and its advisers shall have access to review and will be provided with copies of such of the records of JV Company and TenementCo as reasonably requested from time to time.

(d)	Energizer and its advisers will, at the cost of Energizer, have the right to conduct an audit review of the records of JV Company and Tenement Co.

8.	Establishment of TenementCo

8.1	Establishment

(a)
The Parties have established, or will as soon as practicable after the Commencement Date establish, a company as TenementCo, being a company incorporated under the laws of Madagascar for the purposes of holding the Subleases.

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(b)	All shares in TenementCo are or will be owned by JV Company.

(c)	TenementCo has or will be incorporated for the time being as a Société á Responsabilité Limitée.

8.2	Management of TenementCo

(a)
Malagasy has, or will as soon as practicable after the Commencement Date, appoint the Gérant résident (Country Manager) of TenementCo, who will act in accordance with the instructions provided to him by JV Company.

(b)	Malagasy may after the Commencement Date, appoint additional Gérants of TenementCo.

(c)
Decisions of TenementCo will only be made in accordance with an instruction from JV Company and will require the approval of a majority of managers (Gérants) of TenementCo holding office from time to time.

8.3	Appointment and removal

(a)
Malagasy shall have the ability to appoint additional Country Managers or remove and replace existing Country Managers of TenementCo subject to the total number of Country Managers so appointed not exceeding that number provided for in the constituent document of TenementCo or by law.

(b)
If it hasn’t already done so, following the Trigger Date, Malagasy will consider whether it is appropriate for TenementCo to remain incorporated as a Société á Responsabilité Limitée company or whether it is more appropriate to convert to a Société Anonyme company. If TenementCo is converted to a Société Anonyme company at any time following the Trigger Date, and provided Energizer remains a Shareholder of JV Company, Energizer will be entitled to nominate one (1) director to the Board of TenementCo.

8.4	Role of Country Manager

The role of the Country Manager is to carry out and implement the directions received from JV Company in respect of the Business and to carry out the day to day management of Joint Venture Operations.

8.5	Adoption of constituent document

TenementCo has adopted, or will adopt, “statuts” as its constituent document in accordance with the laws of Madagascar.

9.	Business of the JV Company and TenementCo

(a)	The business of JV Company will be to, through TenementCo:

(i)	conduct Joint Venture Operations;

(ii)	hold and administer the Other Mineral Rights;

(iii)	hold and administer the Sublease Agreements and Subleases;

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(iv)	upon the grant of Exploitation Permits over any part of the Area of Interest in accordance with clause 15.1, hold and administer the Exploitation Permits; and

(v)	conduct any Exploration Operations and or Mining Operations.

(b)
The Shareholders agree and acknowledge that JV Company and/or TenementCo may enter into agreements with third parties with respect to the use, operation or other exploitation of any mining infrastructure which is located within the Area of Interest or any in relation to any other Joint Venture Property, but any agreement of this type must be entered into on arm’s length commercial terms.

10.	Co-operation of Shareholders

Each Shareholder must:

(a)	cooperate to:

(i)	foster the development of the Business; and

(ii)	ensure that JV Company and TenementCo can successfully carry on the Business in accordance with all applicable laws and regulations;

(b)
not use Confidential Information in a way which damages or is reasonably likely to damage JV Company or TenementCo or any Shareholder, which obligation will continue after a Shareholder has ceased being a Shareholder in JV Company and survive termination of this Agreement. Nothing in this clause prevents Energizer from using the Mining Information in relation to the exploration and development of the Industrial Minerals;

(c)	not unreasonably delay an action, approval, direction, determination or decision required of the Shareholder;

(d)	make approvals or decisions that are required of the Shareholder in accordance with the terms and conditions of this Agreement; and

(e)
provide such assistance as required by this Agreement, at the cost of JV Company, as may from time to time reasonably be requested of it by JV Company or TenementCo or which the Shareholders agree would assist in the development of the Business, provided any costs incurred are reasonable out-of-pocket expenses and do not relate to minor ad-hoc assistance which will be provided in good faith.

11.	Right to explore and sublease

11.1	Grant of Subleases

(a)
Energizer will procure that as soon as reasonably practicable during the Term, the Beneficial Holder grants to TenementCo the Other Mineral Rights and the exclusive right to carry out Exploration and Mining within the Area of Interest, in accordance with the laws of Madagascar, for the purposes of identifying and exploiting any Other Minerals within that area.

(b)
Energizer will use its best endeavours to procure that as soon as reasonably practicable during the Term, the Beneficial Holder and the Registered Holder grant to TenementCo subleases over the Area of Interest on terms whereby, for consideration which includes the benefit of Exploration Operations undertaken at the cost of TenementCo:

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(i)	TenementCo will, in accordance with the Mining Code, be the sole holder of the Other Mineral Rights and have the exclusive right to conduct Exploration and Mining within the Area of Interest; and

(ii)	the Beneficial Holder will, in accordance with and as permitted under the Mining Code, retain the exclusive right to Industrial Mineral Rights,

(each a Sublease).

(c)	Subject to the Mining Code, the Subleases will be for the term of the Permits, including for the term of any renewal of the Permits.

(d)
Subject to clause 11.1(e), Energizer will use its reasonable endeavours to procure that the Beneficial Holder and the Registered Holder must enter into the Sublease Agreements and any other agreement(s) with TenementCo required by the Mining Code to give effect to the exclusive right to carry out Exploration as described in clause 11.1(a) and the Subleases as contemplated under clause 11.1(b).

(e)
The Parties must use all reasonable endeavours to ensure the Sublease Agreements and any other agreement contemplated by clause 11.1(d) are entered into by the Registered Holder, the Beneficial Holder and TenementCo on, or as soon as possible after, the Commencement Date.

11.2	Covenants of Energizer in respect of the Exploration Permits

Energizer must use its reasonable endeavours to procure that the Beneficial Holder and the Registered Holder, at the cost of JV Company, will:

(a)	use all reasonable endeavours permitted under the laws of Madagascar to ensure the Permits are renewed in the usual course for such periods as permitted by the Mining Code, as requested by JV Company;

(b)
do all such acts as are reasonably necessary to keep the Permits in Good Standing which can only be done or performed by the registered holder of the Permits, provided that the Registered Holder must give to JV Company adequate prior notice of all such acts;

(c)
use all reasonable endeavours to have the Sublease Agreements registered with the Mining Department as soon as possible (provided in this case, the costs associated with registration of the Sublease Agreements with the Mining Department will be met 50% by the Beneficial Holder and 50% by JV Company); and

(d)
apply to the Mining Department to add such of the Other Minerals to the Permits as may be requested by JV Company from time to time to the extent those Other Minerals are not already noted on the Permits.

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11.3	Covenants in respect of the Exploration Permits

(a)	Subject to clauses 11.2 and 17.3, during the Term, JV Company and TenementCo must:

(i)	do all such acts and make all such payments as are reasonably necessary to keep the Permits in Good Standing;

(ii)	comply with all Minimum Expenditure Obligations in respect of the Permits (if any); and

(iii)	contribute as sole contributors to all Outgoings.

(b)
For the purposes of ensuring compliance with the obligations under this clause 11.3, Energizer may provide to JV Company or TenementCo (as the case may be) a cash call (together with a copy of the supporting documentation (including any invoice to the extent an invoice exists) to which the cash call relates) for the amount required to be paid by JV Company or TenementCo pursuant to this clause 11.3 no more than 30 days prior to the due date for payment of such amount and JV Company or TenementCo (as the case may be) has the option to satisfy the cash call by:

(i)	paying the amount referred to in the cash call to Energizer within 20 days of receipt of the cash call; or

(ii)
paying the amount referred to in the cash call direct to the third party to which the relevant invoice or other supporting documentation relates on or before the due date for payment noted in the cash call provided that the third party will accept payment direct from JV Company or TenementCo (as the case may be).

11.4	Remedies of Malagasy

(a)
If Energizer fails to procure any acts or omissions of any Beneficial Holder, which constitutes a breach of clause 11.2 under this Agreement and which may, in JV Company’s reasonable opinion, result in:

(i)	the termination or non-renewal of a Permit;

(ii)	a revocation of any permit, authority or approval necessary to maintain the Good Standing of a Permit; or

(iii)	loss of access to any part of the Area of Interest,

JV Company or TenementCo has the right, on each occurrence, to be appointed the Beneficial Holder’s attorney for the purpose of taking whatever remedial steps it considers necessary to remedy the breach.

(b)	Any costs incurred by JV Company or TenementCo in exercising its rights pursuant to clause 11.4(a) will be a debt due from the Beneficial Holder to JV Company payable upon demand.

(c)	The rights created by clause 11.4(a) are the sole remedy in respect to a breach to which clause 11.4(a) applies.

(d)
JV Company and TenementCo will not be liable to the Beneficial Holder for any loss or damage suffered by the Beneficial Holder as a result of actions taken or omissions made by JV Company in the course of exercising or purporting to exercise its rights under clause 11.4(a) so long as JV Company has acted in good faith.

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11.5	Exercise of Other Mineral Rights

JV Company and TenementCo must, in the exercise of the Other Mineral Rights:

(a)	comply with the conditions of the Permits (to the extent that those conditions relate to the Area of Interest) as if TenementCo were the permit holder;

(b)	comply with the requirements of the Mining Department, the Mining Code, Environmental Laws and any other laws dealing with miners and the exploration for and mining of minerals;

(c)	be responsible for approvals required for activities on the Area of Interest;

(d)	be responsible for the preparation and lodgement of any reporting obligations on any work done on, and money expended in connection with the Area of Interest;

(e)	comply with, adopt and exercise Good Mining Practices including rehabilitating any ground disturbance;

(f)
without prejudice to clause 17, use its reasonable endeavours to minimise interference with the Beneficial Holder’s activities in planning, programming and executing any exploration activity on the Exploration Permits;

(g)	keep all drill holes, costeans, trenches, excavations, shafts and other workings secure and safe and properly maintained and, where necessary, fenced; and

(h)	not do or suffer to be done anything which will or may place in jeopardy the Permits or render any of them liable to forfeiture.

11.6	Notice of activities

(a)
TenementCo must, at least 20 Business Days prior to commencing any program of activity on the Area of Interest (Proposed Activity), give a notice to Energizer (Notice of Proposed Activity) containing particulars of:

(i)	the general nature of the Proposed Activity; and

(ii)
the areas of the Area of Interest which TenementCo proposes to enter upon to conduct the Proposed Activity and or to construct, operate and maintain infrastructure in relation to the Proposed Activity.

(b)
TenementCo will, at the cost of Energizer, assay any exploration results for any Industrial Minerals requested by Energizer provided that such request is received within 20 Business Days after receipt of a Notice of Proposed Activity.

(c)
Energizer will or will procure the Beneficial Holder to, at the cost of Malagasy, assay any exploration results for any Other Minerals within the Area of Interest requested by Malagasy provided that such request is received within 20 Business Days after receipt of a Notice of Proposed Activity.

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(d)	TenementCo must provide to Energizer the results of TenementCo’s activities on the Area of Interest by way of:

(i)	quarterly reports; and

(ii)	reports at such other times as is required by Energizer to enable the Beneficial Holder to comply with statutory and Mining Departmental reporting obligations.

11.7	Mutual indemnities

(a)
JV Company and TenementCo each jointly and severally agree to indemnify, and keep indemnified, and hold harmless Energizer and the Beneficial Holder and their Related Bodies Corporate, directors, employees and consultants from and against all Claims that may be made, brought against, suffered, sustained or incurred by Energizer or the Beneficial Holder, arising out of any act or omission (including any negligent act or omission) of JV Company or TenementCo and in the course of the exercise of activities undertaken by JV Company or TenementCo on the Area of Interest.

(b)
Energizer agrees to indemnify, and keep indemnified, and hold harmless the Shareholders and JV Company and their Related Bodies Corporate, directors, employees and consultants from and against all Claims that may be made, brought against, suffered, sustained or incurred by the Shareholders or JV Company, arising out of any act or omission (including any negligent act or omission) of Energizer or the Beneficial Holder and in the course of the exercise of activities undertaken by them on the Area of Interest.

12.	Surrender of Joint Venture Property

(a)	Subject to clause 12(d), the Board of JV Company may resolve by Simple Majority to surrender any of the Joint Venture Property (Surrendered Property).

(b)
If the Board resolves to surrender the whole or any part of, the Joint Venture Property pursuant to any compulsory relinquishment obligations under the Mining Code, then it must consult with the Beneficial Holder and in good faith agree on the areas to be surrendered under the compulsory relinquishment.

(c)
If the Board resolves to surrender the whole or any part of, the Joint Venture Property other than pursuant to any compulsory relinquishment obligations under the Mining Code, the Operator must not give effect to that decision:

(i)
if one of the Shareholders (acting through a Director) voted against that resolution to surrender (Dissenting Party), until the Operator has first offered in writing to transfer the relevant Joint Venture Property or part thereof to the Dissenting Party for no consideration other than the cost of transfer and the Dissenting Party has not accepted that offer within 14 days after it is made; and

(ii)
if there is no Dissenting Party or the Dissenting Party does not accept the offer under clause 12(c), until the Operator has first offered in writing to transfer the relevant Joint Venture Property or part thereof to the Beneficial Holder for no consideration other than the cost of transfer and the Beneficial Holder has not accepted that offer within 14 days after it is made.

(d)
If the Dissenting Party or the Beneficial Holder accepts an offer under clause 12(c), the Operator, the Board and the JV Company must promptly do all things reasonable to complete the transfer and give sole benefit and control of the Surrendered Property to the Dissenting Party or the Beneficial Holder as the case may be.

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(e)	Where the Board resolves to surrender any of the Joint Venture Property, it must:

(i)	provide two (2) months written notice of the surrender to each Shareholder, which identifies the specific Joint Venture Property which is to be surrendered; and

(ii)
ensure that, to the extent the surrender of Joint Venture Property applies or relates to a Permit or Permits, that all Outgoings, Minimum Expenditure Obligations (if any) and any payments reasonably necessary to keep the relevant Permit(s) in Good Standing are paid to date and for one (1) year following the date on which notice is given in accordance with clause 12(e)(i) above.

(f)	On and from the transfer or surrender of any Joint Venture Property under this clause 12:

(i)	the Surrendered Property will cease to be Joint Venture Property for any purpose under this Agreement; and

(ii)
except as expressly provided elsewhere in this Agreement, the Shareholders, JV Company and TenementCo will cease to have any rights or liabilities in respect of the Surrendered Property, other than any rights or liabilities which have accrued prior to the date of the resolution to surrender the Surrendered Property.

13.	Transfer of Permits

(a)
Subject to clause 13(b), should the Beneficial Holder decide to Dispose of their interest in any of the Permits, Energizer must procure that the Beneficial Holder may only sell, transfer or otherwise dispose of that interest to any person (Permit Transferee):

(i)
provided the JV Company and TenementCo are given the opportunity to match any bona fide third party offer as a right of first refusal for a period of 30 days from the time of notice of the offer from the Beneficial Holder; and

(ii)	the Permit Transferee enters into an Accession Deed.

(b)	The Beneficial Holder may transfer the Permits to another wholly owned subsidiary of Energizer provided that the transferee first enters into an Accession Deed.

14.	Bankable Feasibility Study, Funding Decision and Decision to Mine

14.1	Bankable Feasibility Study

(a)
At any time during the Term, the Board may direct the Operator to carry out a Bankable Feasibility Study in respect of the Area of Interest, the costs of which will form part of the Joint Venture Costs.

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(b)
Throughout the completion of the Bankable Feasibility Study, the Operator will provide the Shareholders with quarterly reports on the progress of the Bankable Feasibility Study and such other information as a Shareholder may reasonably request from time to time in order that such Shareholder can be kept informed of the progress of the Bankable Feasibility Study in order that it will be in a position to arrange finances to make a Decision to Mine in the time period required by clause 14.4(a).

(c)	Upon completion of a Bankable Feasibility Study referred to in clause 14.1(a), the Operator must provide the Shareholders with a copy thereof.

14.2	Funding Decision

(a)
At any time during the Term, the Board may direct the Operator to engage with third parties with a view to securing a Funding Decision in respect of the Area of Interest. The costs of such engagement will form part of the Joint Venture Costs.

(b)
Throughout any engagement with third parties in relation to a possible Funding Decision, the Operator will provide the Shareholders with quarterly reports on the progress of such engagement and such other information as a Shareholder may reasonably request from time to time in order that such Shareholder can be kept informed of the progress of the engagement in order that it will be in a position to arrange finances to make a Decision to Mine in the time period required by clause 14.4(a).

(c)	Upon a Funding Decision having been made, the Operator must give the Shareholders written notice of the same together with such documents and other evidence setting out that decision.

(d)
Within 10 Business Days of service on it of a notice under clause 14.2(c), a Shareholder may dispute that a Funding Decision has been made by giving written notice to the Operator and the other Shareholders.

(e)
If a Shareholder fails to give notices in accordance with clause 14.2(d) within the 10 Business Day period referred to in that clause, the Shareholder will be deemed to have accepted that a Funding Decision has been made.

(f)
If a Shareholder gives notice to the Operator and the other Shareholders in accordance with clause 14.2(d) within the 10 Business Day period referred to in that clause, the dispute as to whether a Funding Decision has been made shall be a dispute to which clause 30 applies and shall not, for the avoidance of doubt, be dispute in relation to a Technical Matter or a Financial Matter as defined in clause 32.1.

(g)	A Funding Decision will be deemed to have been made:

(i)
if no Shareholder gives notices in accordance with clause 14.2(d) within the 10 Business Day period referred to in that clause: on the date immediately following the last day of the 10 Business Day period; or

(ii)
if notices are given in accordance with clause 14.2(d) within the 10 Business Day period referred to in that clause, and if the dispute is resolved with an agreement or determination that a Funding Decision has been made: on the date of such agreement or determination.

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14.3	Obligation to Fund

On and from the Trigger Date, the Shareholders will fund Joint Venture Costs in respect to the Mining Area in their Respective Proportions until such time as external funding (other than that the subject of any Funding Decision) for the development and commencement of Mining Operations has been procured.

14.4	Decision to Mine

(a)
Following the Trigger Date, the Shareholders may, by a Simple Majority, decide to commence Mining Operations in respect of all or part of the Area of Interest the subject of the Bankable Feasibility Study or the Funding Decision (as applicable) (Decision to Mine). A Decision to Mine cannot be made earlier than the date which is 90 days after the Trigger Date, unless otherwise agreed in writing by all Shareholders.

(b)	If the Shareholders make a Decision to Mine in accordance with clause 14.4(a), JV Company must:

(i)
use its reasonable endeavours to procure that the Beneficial Holder and the Registered Holder apply for, as the case may be, any authorisation or permission required under the Mining Code or other laws of Madagascar, including the conversion of Exploration Permits into Exploitation Permits and relevant environmental authorisations, the granting of which by the Mining Department or other Governmental Agency of Madagascar is a condition to the implementation of the Decision to Mine; and

(ii)	be responsible for arranging project finance for the development and commencement of the Mining Operations.

14.5	Election to participate and formation of mining joint venture

(a)
A Shareholder which did not vote in favour of the Decision to Mine may elect, within 40 Business Days of the Decision to Mine, not to participate in the Mining Operation the subject of the Decision to Mine. The Shareholders who do not make such an election or who voted in favour of the Decision to Mine are referred to as Mining Parties.

(b)
Upon the expiration of the 40 Business Day election period provided for in clause 14.5(a) (Mining JV Commencement Date), the Mining Parties will incorporate a joint venture company under the laws of Mauritius (NewCo Mauritius), the shareholders of which will be the Mining Parties, in the same proportion as their respective Shareholding Interest in JV Company bear to each other at the time a Decision to Mine is made, which will in turn will hold 100% of the shares in a newly formed company in Madagascar (NewCo Madagascar).

14.6	Establishment of Mining Area

(a)
Within 30 Business Days after the Mining JV Commencement Date, the Parties will meet to establish the boundaries of the Mining Area which is appropriate to encompass all deposits of Other Minerals the subject of the Bankable Feasibility Study or Funding Decision (as applicable), which deposits may be mined as a single mining enterprise, together with any milling or concentrating plant and other appropriate infrastructure and facilities necessary for the efficient conduct of Mining Operations.

(b)
In the event of disagreement, the boundaries established for the Mining Area will be determined in accordance with clause 32 and will be the area reasonably required for the Mining Operations the subject of a Decision to Mine and accords with the Mining Code, Good Mining Practices and the Bankable Feasibility Study (if any).

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14.7	Holding of Mining Area

(a)
Upon the incorporation of NewCo Mauritius and NewCo Madagascar and the establishment of the Mining Area in accordance with clause 14.6, the Mining Parties will consult with each other in good faith and make a determination as to whether the Joint Venture Property within the Mining Area will be transferred into NewCo Madagascar or whether the Joint Venture Property within the Exploration Area (Exploration Assets) will be transferred to NewCo Madagascar, leaving the Joint Venture Property within the Mining Area as the sole property of JV Company for the Mining JV.

(b)
After a determination is made under clause 14.7(a), the Mauritian company (being NewCo Mauritius or JV Company) which through its Madagascan subsidiary (being NewCo Madagascar or TenementCo), holds the property of the Mining JV within the Mining Area from time to time will be known as the Mauritian Development JV Company, the purpose of which will be to conduct Mining Operations in respect of the Mining Area. The subsidiary in Madagascar of the Mauritian Development JV Company which holds the property of the Mining JV within the Mining Area will be known as the Madagascar Development JV Company.

(c)
If the Exploration Assets are transferred into NewCo Madagascar then this Agreement will apply in relation to the Exploration Assets as if NewCo Mauritius and NewCo Madagascar were named herein in place of JV Company and TenementCo respectively.

14.8	Mining Area ceases to be Joint Venture Property

(a)	On the Mining JV Commencement Date:

(i)	the Mining Area will be segregated from the Area of Interest;

(ii)
the Joint Venture Property within the Mining Area will cease to be held beneficially by the JV Company or TenementCo (as applicable) as Joint Venture Property and will be held solely by the Madagascar Development JV Company as property of the Mining JV until transferred in accordance with clause 14.9; and

(iii)
if JV Company is the Madagascar Development JV Company, those Shareholders who are not Mining Parties must, at the cost of the Mining Parties, transfer all of their interest in Madagascar Development JV Company to the Mining Parties on a pro rata basis resulting in the Mining Parties holding Mining Venture Interests consistent with clause 14.10(b), for consideration equal to 75% of the market value of that interest as agreed between the Parties or, in the absence of agreement, as determined by an independent expert appointed in accordance with clause 33.2,.

(b)
For the avoidance of doubt, a Shareholder who transfers all of their interest in Madagascar Development JV Company under clause 14.8(a)(iii) will not be entitled to receive a royalty under clause 24 in respect of the relevant Mining Area which is transferred to the Mining Parties.

14.9	Transfer of Mining Area

As soon as practicable after determination of the Mining Area:

(a)
the Shareholders and Mining Parties must, and Energizer must use its reasonable endeavours to procure that the Beneficial Holder and the Registered Holder will, co-operate to prepare, execute and procure registration of such conditional surrenders, applications, transfers, new sub-leases and other documents as may be necessary to segregate the Mining Area and to vest the Joint Venture Property within the Mining Area in Madagascar Development JV Company and (if necessary) to vest the Joint Venture Property in the Exploration Area in NewCo Madagascar; but

(b)
if the Mining Parties decide to delay segregation, or segregation cannot immediately occur due to matters outside of the control of the Beneficial Holder, Shareholders or Mining Parties, the Shareholders and Mining Parties will, and Energizer must use its reasonable endeavours to procure that the Beneficial Holder and the Registered Holder will, implement such alternative arrangements in order for Madagascar Development JV Company to have the sole benefit and control of the Joint Venture Property within the Mining Area and for the Shareholders to have the sole benefit and control of the Joint Venture Property within the Exploration Area.

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14.10	Terms of Mining Joint Venture

(a)
Following the determination of the Mining Area and the conversion of the Permits into exploitation permits under clause 15, the Mauritian Development JV Company may proceed to implement Mining Operations within the Mining Area.

(b)
The interest of each Mining Party in the Mauritian Development JV Company will be in proportion to their relative Shareholding Interests in JV Company (Mining Venture Interest) at the time a Decision to Mine is made or as they may otherwise agree between themselves.

(c)
If the then Operator is a Mining Party, then the Operator will be the operator of the Mining Operations conducted by the Mauritian Development JV Company through Madagascar Development JV Company (Mining Operator). Otherwise, the Mining Parties will elect a Mining Operator by majority vote in proportion to their respective Mining Venture Interests.

(d)
The Mining Parties will contribute to the costs incurred by the Mauritian Development JV Company in proportion to their respective Mining Venture Interests to the extent additional funds are required by Mauritian Development JV Company.

14.11	Agreement

As soon as possible following the Mining JV Commencement Date, the shareholders of the Mauritian Development JV Company (being the Mining Parties) will in good faith enter into negotiations for and execute an appropriate agreement in place of this Agreement in respect of the Mining Area for the Mining JV. The agreement will:

(a)	provide for all matters necessary for the planning, financing, construction, commissioning and conduct of Mining Operations;

(b)	otherwise reflect the terms of this Agreement where relevant; and

(c)
provide for the execution of cross charges which encumber each Mining Party’s Mining Venture Interest, and its interest in any contracts for, and the proceeds of, sale of Other Minerals in favour of each other Mining Party and the Mining Operator as security for its performance of its duties and obligations arising under the agreement.

Until that agreement is executed, this Agreement and, in particular, clause 14.10 will continue to bind the Mining Parties.

15.	Conversion to Exploitation Permits

15.1	Conversion

The Parties acknowledge and agree that:

(a)
in order to commence Mining Operations in respect of all or a part of the Area of Interest, the Exploration Permits, to the extent they cover the Mining Area (Current Permits) will be converted into Exploitation Permits; and

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(b)
if the Shareholders make a Decision to Mine, the Parties must do all things necessary to, as promptly as possible, have the Current Permits converted into Exploitation Permits and to apply for all relevant environmental authorisations.

15.2	Transfer of Exploitation Permits

(a)
Energizer must use its reasonable endeavours to procure that any Exploitation Permit issued by the Mining Department to the Beneficial Holder or the Registered Holder is immediately transferred or, if for whatever reason the Exploitation Permit cannot immediately be transferred, sub-leased (as applicable) by the Beneficial Holder and/or the Registered Holder to Madagascar Development JV Company as soon as possible after the grant of the Exploitation Permit.

(b)
The Parties acknowledge and agree that, in relation to this clause 15, it is the preference of the Parties to have any Exploitation Permit issued by the Mining Department to a Beneficial Holder or the Registered Holder immediately transferred to Madagascar Development JV Company. However if such a transfer is not possible for whatever reason, then the Parties will implement such alternative arrangements in order for Madagascar Development JV Company to have the sole benefit and control of the Exploitation Permit including entering into new sub-leases in respect of the Exploitation Permits on terms and conditions which are consistent with this Agreement.

(c)
The Parties acknowledge and agree that on transfer of the Exploitation Permits to Madagascar Development JV Company, Madagascar Development JV Company will grant a sub-lease to Energizer or its nominee in respect to the Industrial Mineral Rights within the Exploitation Permit on terms and conditions which are consistent with this Agreement, including clause 17.

15.3	Holding of Exploitation Permits

During the time between the granting of an Exploitation Permit and the formal transfer or sub-lease of the Exploitation Permit to Madagascar Development JV Company, must use its reasonable endeavours to procure that the Beneficial Holder or Registered Holder to whom the Exploitation Permit was granted shall hold the Exploitation Permit for Madagascar Development JV Company’s sole benefit and agree:

(a)	not to act in any manner which is detrimental to Madagascar Development JV Company or the Exploitation Permit; and

(b)
to act in accordance with Madagascar Development JV Company’s reasonable instructions in relation to the Exploitation Permit provided these instructions are not contrary to or breach of the Laws of Madagascar.

15.4	Approval of Mining Department

Energizer must use its reasonable endeavours to procure that Beneficial Holder and/or the Registered Holder will promptly apply for the approval of the Mining Department or other relevant body for the transfer or sub-lease (as applicable) of any Exploitation Permit issued to the Beneficial Holder or the Registered Party in accordance with clause 15.1 and to do all other things reasonably necessary to effect the transfer or sub-lease of the granted Exploitation Permits to Madagascar Development JV Company as soon as possible after the grant of the Exploitation Permit.

15.5	Beneficial Holder may transfer Exploration Permits prior to conversion

The Beneficial Holder may fulfil its obligations under this clause 15 if the Beneficial Holder and/or the Registered Holder transfer the Current Permits or the Exploration Permits of which the Current Permits form part, to Madagascar Development JV Company before any Exploitation Permit is issued, subject to compliance with all applicable laws and conditions of grant of the relevant Permits.

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15.6	Avoidance of forfeiture of Permits

(a)	If a Party is required to do anything in relation to this clause 15 which could foreseeably result in any cancellation, forfeiture or suspension of the whole or any part of a Permit, then:

(i)	the Parties must consult with one another and in good faith agree to either:

A.	proceed with the action; or

B.
refrain from that action and undertake such alternative actions as agreed by the Parties in order to transfer the relevant rights and interests in the Area of Interest to the Madagascar Development JV Company; and

(ii)
a Party must not proceed with any action that is wholly within its control and could foreseeably result in any cancellation, forfeiture or suspension of the whole or any part of a Permit without the other Parties’ consent; and

(b)
if segregation or transfer under this clause 15 is temporarily unable to occur due to matters outside of the control of the Permit Holders and the Parties, or the Parties agree not to proceed with any transfer or segregation under clause 15.6(a), then the Parties and the Beneficial Holder agree:

(i)	that the Sublease Agreements in respect of the relevant Exploration Permits shall remain in place to ensure that the JV Company has its full interest and benefit in the Area of Interest;

(ii)
to implement all reasonable arrangements (whether set out in this clause 15 or otherwise) to achieve a transfer or grant of the relevant legal interest in the Area of Interest to the JV Company as soon as reasonably possible; and

(iii)
until a transfer is effected in accordance with clause 15.6(b)(ii), Energizer’s obligations under this Agreement to procure the required actions of the Beneficial Holders and the Registered Holder shall continue in respect of the relevant Permits.

16.	Environment and Mining Operations

Prior to undertaking any Mining Operations within the Area of Interest, the Parties must use all reasonable endeavours to ensure Madagascar Development JV Company obtains all relevant environmental approvals necessary under Madagascan law, including the approval of the environmental commitment plan (plan d’engagement environnemental) and of the environmental impact study (Etude d’impact environmental) and the issuance of an environmental authorisation related to the proposed Mining Operations.

17.	Industrial Mineral Rights

17.1	Holder of Permits and Industrial Mineral Rights

(a)
Upon Energizer receiving notice from the Mining Department that the Mining Department will from that time permit formal transfer and registration of interests in, and transfers of, the Exploration Permits, Energizer must use its reasonable endeavours to procure that the MMR and the Beneficial Holder prepare, execute and register such applications, transfers and other documents as may be necessary to transfer the Permits from MMR to the Beneficial Holder.

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(b)	The Parties agree and acknowledge that :

(i)	subject to clause 15 and clause 17.1(a), MMR is the Registered Holder;

(ii)	subject to clause 15, the Beneficial Holder is the beneficial holder of the Permits;

(iii)	subject clause 15, upon and from a transfer of the Permits in accordance with clause 17.1 the Beneficial Holder will be the Registered Holder; and

(iv)	the Beneficial Holder is the sole beneficial holder of the Industrial Mineral Rights,

and no other party has any rights in the Permits or the Industrial Mineral Rights other than as contemplated by this Agreement.

17.2	Priority of exercise of Industrial Mineral Rights

Subject to clause 17.4, the Beneficial Holder, as the holder of the Industrial Mineral Rights, and the JV Company must consult, co-operate and otherwise use all reasonable endeavours not to interfere with:

(a)	the exercise of the Other Mineral Rights by the JV Company; and

(b)	the exercise of the Industrial Mineral Rights by the Beneficial Holder,

but to the extent such interference cannot reasonably be avoided, the exercise of the Industrial Mineral Rights by the Beneficial Holder will have priority. Without limiting the foregoing, the Beneficial Holder, as the holder of the Industrial Mineral Rights, and JV Company must, prior to the commencement of their respective seasonal exploration programmes on the Area of Interest, consult with each other as to the contents of those programs and use reasonable endeavours to ensure those programs are not incompatible.

17.3	Exercise of Industrial Mineral Rights by the Beneficial Holder

Energizer must use its reasonable endeavours to procure that, in the exercise of the Industrial Mineral Rights, the Beneficial Holder will:

(a)	comply with all applicable laws and conditions of grant of the Permits; and

(b)	not do or suffer to be done anything which will or may render a Permit liable to cancellation or forfeiture.

17.4	Suspension of Industrial Mineral Rights for duration of Mining Operations

Subject to clause 17.7, upon JV Company making a Decision to Mine, the Industrial Mineral Rights of the Beneficial Holder will be suspended over the Mining Area for the duration of the Mining Operations the subject of that Decision to Mine.

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17.5	Transfer of Industrial Mineral Rights

The Beneficial Holder may transfer, assign or otherwise dispose of the whole or any part of the Industrial Mineral Rights to any person (IMR Transferee) subject to:

(a)
the Beneficial Holder giving the JV Company the opportunity to match any bona fide third party offer for the Industrial Mineral Rights as a right of first refusal for a period of 30 days from the time of notice of the offer from the Beneficial Holder;

(b)
the IMR Transferee being technically and financially able to perform the obligations of the Beneficial Holder as the holder of the Industrial Mineral Rights under this Agreement to the extent of the interest disposed of; and

(c)
the IMR Transferee entering into a deed with JV Company and Shareholders whereby the IMR Transferee agrees to be bound by, and assumes the obligations of the Beneficial Holder as the holder of the Industrial Mineral Rights under this Agreement (including the obligations under this clause) to the extent of the interest to be disposed of.

17.6	Transfer of Other Mineral Rights

(a)	JV Company or TenementCo may transfer, assign or otherwise dispose of the whole or any part of the Other Mineral Rights to any person (OMR Transferee) subject to:

(i)
subject to clause 17.6(b), JV Company giving the relevant Beneficial Holder the opportunity to match any bona fide third party offer for the Other Mineral Rights as a right of first refusal for a period of 30 days from the time of notice of the offer from JV Company;

(ii)
subject to clause 17.6(c), the OMR Transferee being technically and financially able to perform the obligations of JV Company and TenementCo as the holder of the Other Mineral Rights under this Agreement to the extent of the interest disposed of; and

(iii)
the IMR Transferee entering into a deed with the relevant Beneficial Holder whereby the OMR Transferee agrees to be bound by, and assumes the obligations of the Shareholders, JV Company and TenementCo as the holder of the Other Mineral Rights under this Agreement (including the obligations under this clause) to the extent of the interest to be disposed of.

(b)	If the disposal to the OMR Transferee is on arms length commercial terms, clause 17.6(a)(i) shall not apply.

(c)
If the IMR Transferee is a person that has technical and financial abilities (insofar as such abilities are relevant to the performance of the obligations of the holder of the Other Mineral Rights under this Agreement) that are equivalent or greater to those of Malagasy as at the Execution Date, then the requirements of clause 17.6(a)(ii) shall be deemed to be satisfied.

17.7	Co-mingling

(a)
If a deposit of Other Minerals is co-mingled or co-incident to a deposit of Industrial Minerals then the Beneficial Holder and JV Company will negotiate in good faith the terms on which they will jointly develop the Industrial Minerals and Other Minerals, provided that, subject to clause 17.7(b), in no circumstances will the exploration or development of a deposit of Industrial Minerals impede the exploration or development of a deposit of Other Minerals.

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(b)
The development of a deposit of Other Minerals that is co-mingled or co-incident to a deposit of Industrial Minerals will prevail over the exploration or development of the deposit of Industrial Minerals only in following circumstances:

(i)	the deposit of Other Minerals has been determined by a competent person to be an orebody comprising a resource or reserve with a greater net present value than the deposit of Industrial Minerals; and

(ii)
the JV Company can demonstrate to the satisfaction of the Energizer, acting reasonably, that the deposit of Other Minerals can and will be developed and mined within the same timeframe as Energizer proposes to develop and mine the deposit of Industrial Minerals.

In this clause 17.7(b), “reserve”, “resource” and “competent person” have the meanings ascribed to those terms in the Australasian Code for Reporting of Exploration Results, Mineral Resources and Ore Reserves prepared by the Joint Ore Reserves Committee of the Australasian Institute of Mining and Metallurgy, Australian Institute of Geoscientists and Minerals Council of Australia and known as the JORC Code.

(c)
Subject to clause 17.7(d), if the Beneficial Holder and JV Company are unable to negotiate the joint development of the Industrial Minerals and Other Minerals, then as part of the development of the Other Minerals, JV Company will, on receiving a written notification from Energizer, stockpile the Industrial Minerals so that the Beneficial Holder may have the benefit of the development of the Industrial Minerals once JV Company has ceased Mining.

(d)
Any stockpiling costs associated with the development of Other Minerals (including overburden and waste) will be at the expense of JV Company. Any costs associated with the stockpiling of Industrial Minerals undertaken at the request of Energizer which are not activities which would have been incurred by JV Company in the course of Mining Operations in any event, including (but not limited to) any ongoing environmental compliance costs, will be funded 100% by Energizer.

18.	Operator

18.1	First Operator

Malagasy (or its nominee) will be the initial Operator and remain as Operator until it is removed or resigns in accordance with the terms of this Agreement.

18.2	Functions of the Operator

The Operator will:

(a)
(by itself or through its employees, agents or contractors) manage, direct and control any and all Joint Venture Operations on behalf of and as agent for JV Company, TenementCo and the Parties, subject to the applicable laws of the jurisdictions in which the abovementioned entities are incorporated;

(b)	implement the Programs and Budgets approved by the Board; and

(c)	implement the decisions of the Board and shall make all expenditures necessary to comply with those instructions and directions.

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18.3	Operator to prepare Programs and Budgets

The Operator shall prepare and submit Programs and Budgets for consideration and approval by the Board, which shall be prepared for periods each of 12 months duration commencing on 1 July.

18.4	Liability of Operator

The Operator shall not have any liability to the Shareholders for losses sustained or liabilities incurred if, in the circumstances of the particular case, it has acted or refrained from acting in the course of performing in good faith its obligations under this Agreement and has not been wilfully or grossly negligent.

18.5	Indemnity of Operator

Each Shareholder severally, to the extent of its Shareholding Interest must indemnify and hold harmless the Operator (acting in that capacity), its directors, employees, agents and contractors (Indemnified Persons) from and against all damage, loss, expense or liability of any nature suffered or incurred by the Indemnified Persons (including any claims made by third parties) in connection with Joint Venture Operations, including any personal injury, disease, illness or death, or physical loss of or damage to property, of the Indemnified Persons or any third party, except, in respect of an Indemnified Person, where that Indemnified Person has committed fraud or has been wilfully or grossly negligent.

18.6	Preserve Permits

The Operator must use all reasonable endeavours and comply with the directions of JV Company to maintain the Permits in Good Standing, subject to receiving sufficient funds to do so in accordance with the provisions of this Agreement.

18.7	Reporting

The Operator will keep the Parties advised of all Joint Venture Operations and will provide any information required to complete reports required to be submitted by any Party under this Agreement, including under clause 11.6, the Mining Code as well as any information required by the Parties to comply with their respective obligations under the listing rules of any securities exchange.

18.8	Change of Operator

(a)	Malagasy will continue as Operator until:

(i)	it ceases to hold a majority Shareholding Interest in JV Company; or

(ii)	it resigns as Operator by giving 30 days' written notice to the other Shareholders of JV Company of its intention to do so.

(b)	On the resignation or removal of the Operator in accordance with clause 18.8(a), JV Company shall, by way of a Shareholders’ resolution, appoint a new Operator.

(c)	The resolution referred to in clause 18.8(b) above shall be passed by a Simple Majority.

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19.	Contributions to Joint Venture Costs

(a)	Subject to clause 19(b), all Joint Venture Costs will be funded 100% by Malagasy, including JV Company’s and TenementCo’s obligations under clause 11.3.

(b)	Subject to clause 20, on and from the Trigger Date, all Joint Venture Costs in respect to the Mining Area will be funded by the Mining Parties in their Respective Proportions.

(c)
From the time Energizer is required to contribute to the funding under clause 19(b) (Contribution Date), Energizer and its representatives will, at Energizer’s expense and on reasonable notice, have the right to access, review and audit the expenditure of Mauritian Development JV Company and Madagascar Development JV Company.

(d)
From the Contribution Date, Mauritian Development JV Company may, from time to time by giving notice simultaneously to all Shareholders in Mauritian Development JV Company, request those Shareholders to fund the Joint Venture Costs in their Respective Proportions (Contribution Notice) and subject to clause 20.1, within one month after notice is given, all Shareholders must fund the amount specified in the notice.

(e)
Subject to clause 20.3(c), payment of amounts which a Shareholder is required to fund under this clause 19 and clause 20.2(d) shall be deemed to be the subscription by that Shareholder for additional Shares in Mauritian Development JV Company unless otherwise agreed by the Shareholders.

20.	Right to dilute

20.1	Election not to fund

A Shareholder may, by giving notice to Mauritian Development JV Company within 10 Business Days of receiving notice from Mauritian Development JV Company under clause 19(d), elect not to fund part or all of the amount the subject of that notice. For the avoidance of any doubt, a Shareholder may exercise its rights under this clause in respect of any Contribution Notice and may elect to contribute to future Contribution Notices after it has elected to dilute in respect of a Contribution Notice.

20.2	Contributions where election not to fund

If Mauritian Development JV Company receives notice of an election by a Shareholder under clause 20.1 (Non-Contributing Shareholder), then:

(a)	the Non-Contributing Shareholder will not be obliged to contribute the contribution specified in the notice, and:

(b)	Mauritian Development JV Company may give notice to the other Shareholders of the total amount of Joint Venture Costs not funded by Non-Contributing Shareholders (Shortfall);

(c)
each other Shareholder (Contributing Shareholder) may, within 10 Business Days after receiving a notice from Mauritian Development JV Company under clause 20.2(b), give notice to Mauritian Development JV Company that it wishes to fund an additional amount of Joint Venture Costs up to the Shortfall (or, if there is more than one Contributing Shareholder and if the total additional amount that Contributing Shareholders wish to fund is greater than the Shortfall, Mauritian Development JV Company will allocate to each Contributing Shareholder that gives notice the proportion of the Shortfall that the amount of additional Joint Venture Costs that the Contributing Shareholder wishes to fund bears to the total additional Joint Venture Costs that all Contributing Shareholders wish to fund); and

(d)
each Contributing Shareholder must fund the amount of Joint Venture Costs requested from the Contributing Shareholder under clause 20.2(c) and the additional amount of Joint Venture Costs of which it gives notice to Mauritian Development JV Company or which Mauritian Development JV Company allocates to it under clause 20.2(c).

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20.3	Dilution

(a)	The Non-Contributing Shareholder’s percentage ownership of Mauritian Development JV Company will be diluted according to the following formula:

I =	A x 100 B

where:

I =	the Non-Contributing Shareholder’s reduced percentage shareholding;

A =
the total amount contributed to the funding of Mauritian Development JV Company by the Non-Contributing Shareholder at the date of the calculation plus the deemed contribution of the Non-Contributing Shareholder; and

B =	total amount of all funding of Mauritian Development JV Company at the date of the calculation plus the deemed contributions of all Parties,

and the percentage ownership in Mauritian Development JV Company of the contributing Shareholder will increase by an amount equal to the reduction of the percentage shareholding of the Non-Contributing Shareholder.

(b)	For the purposes of the above calculation, the deemed contribution of the Shareholders will be as follows:

Energizer: one third of the actual funding provided by Malagasy to Mauritian Development JV Company up until Energizer becomes liable to contribute to funding pursuant to clause 19(b).

Malagasy: nil.

By way of examples, if Malagasy has expended $30 million prior to the date on which Energizer becomes liable to contribute to funding pursuant to clause 19(b) (Contribution Date), then:

(a)	As at the Contribution Date:

(i)	the actual total funding contribution of the Shareholders will be:

Energizer:	nil

Malagasy:	$30 million

(ii)	the deemed contribution of the Shareholders will be:

Energizer:	one third of $30 million = $10 million

Malagasy:	nil

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(iii)	Energizer’s percentage ownership of Mauritian Development JV Company will be:

I	=	A x 100 B

=	10 million x 100

40 million

=	25%

(iv)	Malagasy’s percentage ownership of Mauritian Development JV Company will be:

I	=	A x 100 B

=	30 million x 100

40 million

=	75%

(b)	If there is then a $10 million programme to which each of Energizer and Malagasy contribute i.e. $2.5 million and $7.5 million respectively, then:

(i)	the actual total funding contribution of the Shareholders will be:

Energizer:	$2.5 million

Malagasy:	$37.5 million

(ii)	the deemed contribution of the Shareholders will be:

Energizer:	one third of $30 million = $10 million

Malagasy:	nil

(iii)	Energizer’s percentage ownership of Mauritian Development JV Company will be:

I	=	A x 100 B

=	12.5 million x 100

50 million

=	25%

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(iv)	Malagasy’s percentage ownership of Mauritian Development JV Company will be:

I	=	A x 100 B

=	37.5 million x 100

50 million

=	75%

(c)	If there is then a $20 million programme to which Energizer elects NOT to contribute but Malagasy does contribute 100% of the $20 million programme cost:

(i)	the actual total funding contribution of the Shareholders will be:

Energizer:	$2.5 million

Malagasy:	$57.5 million

(ii)	the deemed contribution of the Shareholders will be:

Energizer:	one third of $30 million = $10 million

Malagasy:	nil

(iii)	Energizer’s percentage ownership of Mauritian Development JV Company will be:

I	=	A x 100 B

=	12.5 million x 100

70 million

=	17.86%

(iv)	Malagasy’s percentage ownership of Mauritian Development JV Company will be:

I	=	A x 100 B

=	57.5 million x 100

70 million

=	82.14%

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(c)
A reduction to a Shareholder’s Shareholding Interest shall be effected in such manner as may be agreed between the Shareholders, or failing such agreement within 30 Business Days after the dilution occurs, in the manner determined by the Contributing Shareholders, including by means of:

(i)	a transfer of Shares as between Shareholders;

(ii)	the forfeiture or cancellation of some or all of the Non-Contributing Shareholder’s Shares; or

(iii)	the issue of new Shares to the Contributing Parties.

21.	Disposal of Shares and pre-emption rights

A Shareholder of JV Company or NewCo Mauritius may transfer, assign or otherwise dispose of the whole or any part of their Shares to any person (Share Transferee) subject to:

(a)
the transferring Shareholder giving the other non-transferring Shareholder the opportunity to match any bona fide third party offer for the Shares as a right of first refusal for a period of 30 days from the time of notice of the offer from the transferring Shareholder;

(b)
the Share Transferee being technically and financially able to perform the obligations of the transferring Shareholder under this Agreement to the extent of the interest disposed of (for avoidance of doubt if Malagasy is proposing to sell its Shares then the purchaser must have the necessary skills to ensure JV Company or NewCo Mauritius (as applicable) can manage the matters contemplated by this Agreement); and

(c)
the Share Transferee entering into a deed with the non-transferring Shareholder whereby the Transferee agrees to be bound by, and assumes the obligations of the transferring Shareholder under this Agreement (including the obligations under this clause) to the extent of the interest to be disposed of.

22.	Drag along

(a)
Subject to clauses 21 and 22(b), if any third person (Offeror) provides to a Shareholder or Shareholders who hold Shares representing not less than 50% of the Shares on issue in the capital of the JV Company or NewCo Mauritius (as applicable) (Majority Shareholder) a bona fide arm’s length offer to purchase all of the Shares in JV Company or NewCo Mauritius (as applicable), and each Share of the same class is proposed to be purchased for equal consideration and on the same terms and conditions, then the Majority Shareholder may require each other Shareholder (Minority Shareholder) by providing notice in writing to transfer its Shares to the Offeror free from all Encumbrances on those same terms and conditions.

(b)	Clause 22(a) only applies where the Offeror has made a full cash offer to purchase all of the Shares on issue in the capital of the JV Company or NewCo Mauritius (as applicable).

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23.	Tag along

(a)
Subject to clauses 21 and 23(b), if the Majority Shareholder wishes to accept a bona fide arm’s length offer for all of its Shares from an Offeror and does not serve a notice in accordance with clause 22, then the Minority Shareholder may require the Majority Shareholder to cause the Offeror to purchase all of the Shares of the Minority Shareholder at a price per Share and on such other terms and conditions as are no less favourable to those offered to the Majority Shareholder by the Offeror for the Shares of the Majority Shareholder.

(b)	Clause 23(a) only applies where the Offeror has made a full cash offer to purchase all of the Shares on issue in the capital of the JV Company or NewCo Mauritius (as applicable).

24.	Royalties

24.1	Interest below 10%

(a)
If at any time a Shareholder’s Shareholding Interest in JV Company or NewCo Mauritius is reduced to 10% or less, then that Shareholder will be deemed to have assigned and transferred its remaining Shareholding Interest to the other Shareholder in consideration for the other Shareholder procuring that JV Company or NewCo Mauritius pay a royalty of an amount equal to two percent (2%) of net smelter returns of all Other Minerals produced from the Area of Interest calculated in accordance with Schedule 4.

(b)	For the sake of clarity, if the diluting Shareholder is Energizer, the royalty payable in accordance with clause 24.1(a) is in addition to the royalty payable pursuant to clause 4.1(b).

24.2	Transfer of Royalties

In circumstances where a royalty becomes payable in accordance with clause 4.1(b) or clause 24.1(a), the payee of the royalty may transfer, assign or otherwise dispose of its interest in the royalty to any person (Royalty Transferee) subject to:

(a)
the payee of the royalty giving the payer of the royalty the opportunity to match any bona fide third party offer for the royalty as a right of first refusal for a period of 30 days from the time of notice of the offer from the payee; and

(b)
the Royalty Transferee entering into a deed with the payer of the royalty whereby the Royalty Transferee agrees to be bound by, and assumes the obligations of the payee under this Agreement (including the obligations under this clause) to the extent of the interest to be disposed of.

25.	Representations and warranties

25.1	Representations and warranties by Malagasy

Malagasy represents and warrants to Energizer as at the Execution Date that:

(a)	it is validly incorporated and subsisting under the laws of Australia;

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(b)	the execution and delivery of this Agreement has been duly and validly authorised by all necessary corporate action;

(c)	it has corporate power and lawful authority to execute and deliver this Agreement and to observe and perform or cause to be observed and performed all of its obligations in and under this Agreement;

(d)
there is no litigation or proceeding of any nature concerning Malagasy, pending or threatened against them or a Related Body Corporate which may prevent or impair Malagasy’s ability to enter into or perform its obligations in and under this Agreement;

(e)
this Agreement does not conflict with or constitute or result in a material breach of or default under any agreement, deed, writ, order, injunction, judgment, law, rule or regulation to which it is a party or is subject or by which it is bound in a manner which may materially and adversely affect the rights and interests of a Party under this Agreement; and

(f)	it is solvent and is capable of performing its obligations under this Agreement.

25.2	Representations and warranties by Energizer

(a)	Energizer represents and warrants to Malagasy as at the Execution Date that:

(i)	it is validly incorporated and subsisting under the laws of Minnesota, USA;

(ii)	the execution and delivery of this Agreement has been duly and validly authorised by all necessary corporate action;

(iii)	it has corporate power and lawful authority to execute and deliver this Agreement and to observe and perform or cause to be observed and performed all of its obligations in and under this Agreement;

(iv)
there is no litigation or proceeding of any nature concerning Energizer, pending or threatened against them or a Related Body Corporate which may prevent or impair Energizer’s ability to enter into or perform its obligations in and under this Agreement;

(v)
this Agreement does not conflict with or constitute or result in a material breach of or default under any agreement, deed, writ, order, injunction, judgment, law, rule or regulation to which it is a party or is subject or by which it is bound in a manner which may materially and adversely affect the rights and interests of a Party under this Agreement; and

(vi)	it is solvent and is capable of performing its obligations under this Agreement.

(b)
Subject to clause 25.3, Energizer represents and warrants to Malagasy as at the Execution Date, and to Malagasy, JV Company and TenementCo as at the date of execution of the Subleases that to the best of its knowledge:

(i)
subject to it being able to procure each of the actions of the Registered Holder contemplated by this Agreement, it has full right, power and authority to grant the Subleases to TenementCo in accordance with this Agreement;

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(ii)	its subsidiaries, the Beneficial Holder, are the beneficial holders of the Exploration Permits.

(iii)
no person other than the Registered Holder, Energizer and/or Energizer’s Related Bodies Corporate has any proprietary rights of any nature in respect of the Exploration Permits and they have not granted to any person any rights to own or possess any interest or any rights to explore or prospect for minerals or to mine the same in any part of the land comprising the Exploration Permits;

(iv)	the Exploration Permits are free of any Encumbrances except to the extent of any conditions imposed under the Mining Code on the Exploration Permits;

(v)
there is no litigation or proceeding of any nature concerning the Exploration Permits, pending or threatened against them or any other person which may defeat, impair, detrimentally affect or reduce the right, title and interest of JV Company or TenementCo in the Exploration Permits or the interest therein, including any plaint seeking forfeiture of the Exploration Permits;

(vi)	to the best of its knowledge, the Exploration Permits have been duly marked off, granted and applied for in accordance with the Mining Code;

(vii)
the Exploration Permits are in full force and effect and in Good Standing and not liable to cancellation or forfeiture for any known reasons and they are not in breach or contravention of any of the terms and conditions upon which the Exploration Permits were granted or of any other rule, regulation or provision of the Mining Code or any other statute concerning, affecting or relating to the Exploration Permits;

(viii)
there are no facts or circumstances that could, under the currently applicable laws of Madagascar, give rise to the cancellation, forfeiture or suspension or grant of the Exploration Permits when renewed, that could have a Material Adverse Effect;

(ix)	except as disclosed to Malagasy before the Execution Date, there are no agreements or dealings in respect of the Exploration Permits;

(x)	there is not in existence any current compensation agreement with the owner or occupier of any land which is subject to the Exploration Permits;

(xi)
there are no Environmental Liabilities relating to or affecting the Exploration Permits, nor are there any circumstances relating to the Exploration Permits which may reasonably be expected to give rise to future Environmental Liabilities, except to the extent of any report, study or assessment required to be lodged pursuant to the Mining Code or other regulation in relation to the Exploration Permits;

(xii)	the Mining Information is complete and accurate in all material respects; and

(xiii)	the Exploration Permits have been granted in respect of all of the ground described in the Exploration Permits.

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25.3	Disclaimer of liability by Energizer

Energizer is not liable for any loss arising from a breach of the warranties and representations in clause 25.2(b) to the extent such loss is:

(a)
caused or contributed to by any failure of Energizer to procure certain acts or omissions of the Registered Holder provided that Energizer used its reasonable endeavours to procure such acts or omissions;

(b)
a result of the Registered Holder withholding information from, or providing misleading information to, Energizer provided that Energizer did not know that information was being withheld or that the information provided was misleading;

(c)	a result of a Political Event;

(d)	disclosed by Energizer to Malagasy or is known by Malagasy at or prior to Completion;

(e)	in excess of the total amount of the Purchase Price; or

(f)	caused or contributed to by a breach by Malagasy or its Related Bodies Corporate or their respective obligations under this Agreement.

26.	Guarantee by Energizer

(a)	Energizer agrees to guarantee to Malagasy the due performance and observance by the Beneficial Holder of each and every obligation of the Beneficial Holder under:

(i)	this Agreement; and

(ii)	any Sublease Agreement entered into by the Parties in accordance with this Agreement.

(b)	Energizer agrees to indemnify Malagasy in relation to any loss suffered as a result of the Beneficial Holder failing to perform or observe any of their obligations under:

(i)	this Agreement; and

(ii)	any Sublease Agreement entered into by the Parties in accordance with this Agreement.

27.	Guarantee by Malagasy

By executing this Agreement, Malagasy guarantees to Energizer and the Beneficial Holder the due performance and observance by each of JV Company and TenementCo of each and every obligation of JV Company and TenementCo under this Agreement other than those obligations of JV Company and TenementCo under this Agreement that relate to a Mining Area.

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28.	Assignment

(a)
No Party may assign, sublet, licence or otherwise transfer or part with, mortgage, encumber or in any way deal with its interest under this Agreement otherwise than in accordance with the provisions of this Agreement.

(b)
At any time during the Term, Malagasy may assign all or any of its rights or obligations under this Agreement as a matter of right to any Related Body Corporate of Malagasy without Energizer’s consent, provided that the assignee enters into an Accession Deed.

29.	Termination

29.1	Termination events

This Agreement terminates immediately upon the occurrence of:

(a)	any unanimous agreement by the Shareholders to that effect;

(b)	in relation to any Party, that Party ceasing to hold any Shares in JV Company; and

(c)	TenementCo ceasing to have any rights to any of the Other Mineral Rights.

29.2	Event of Default

(a)
Should a Party fail to do, execute or perform any material act or thing which such Party is obliged to do, execute or perform pursuant to this Agreement (Event of Default), the aggrieved Party may give the defaulting Party a notice requiring the defaulting Party to remedy such Event of Default within a period of 30 days following service of the notice or if such default is not capable of being remedied within such period of 30 days then within such further period as the aggrieved Party or Parties shall deem reasonable.

(b)
If a Party serves a notice of default under clause 29.2(a) and such default remains un-remedied upon expiry of the period specified in such notice for rectification, the aggrieved Party may terminate this Agreement forthwith upon the service of a further notice in writing to that effect and upon the service of such further notice this Agreement shall terminate forthwith without prejudice to the rights and remedies of the aggrieved Party at law or otherwise howsoever arising.

(c)
Clause 29.2(a) does not apply to any Event of Default for which another remedy is provided in this Agreement. By way of example, clause 29.2(a) does not apply to a failure to contribute to a Contribution Notice under clause 19 but instead clause 20 would apply to such failure to contribute.

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29.3	Effect of termination

(a)	Termination of this Agreement releases each Party from any further performance of any liability under this Agreement but does not:

(i)	affect any provision of this Agreement expressed to operate or have effect after termination; or

(ii)	have any prejudicial effect on any accrued right of any Party in relation to any breach or default under this Agreement by any other Party occurring before termination.

(b)	If this Agreement is terminated in accordance with clause 29.2, the aggrieved Party has an option to acquire the defaulting Party’s rights and interests under this Agreement at:

(i)	a value determined by the Parties negotiating in good faith; or

(ii)	in the absence of agreement under clause 29.3(b)(i) above, a discount of 10% to market value as determined by an independent expert appointed in accordance with clause 33.2.

29.4	Continuing remedies

Each Party, following termination of this Agreement under this clause 29, retains any right against any other Party under this Agreement in relation to any breach or default by that other Party that accrued before termination, in addition to any other right provided by law, except to the extent that the liability of that other Party is excluded or limited under any provision of this Agreement.

30.	Force Majeure

30.1	Force Majeure

In this clause 30 Force Majeure means any act, event or cause which is beyond the reasonable control of the Party concerned (other than lack of or inability to use funds), including:

(a)
act of God, accident of navigation, war (whether declared or not), sabotage, insurrection, civil commotion, national emergency (whether in fact or law), martial law, fire, lightning, flood, earthquake, landslide, storm or other severe adverse weather conditions, explosion, power shortage, strike or other labour difficulty (whether or not involving employees of a Party concerned), epidemic, quarantine, radiation or radioactive contamination;

(b)
action or inaction of any government or governmental or other competent Governmental Agency (including any court) including expropriation, restraint, prohibition, intervention, requisition, requirement, direction or embargo by legislation, regulation or other legally enforceable order;

(c)	delay in the grant of access to a Permit;

(d)
inability to secure, on commercially acceptable terms, rights of access to a Permit from the owners, occupiers, lessees, custodians, trustees, native title claimants or holders of any land to which the Permit relates;

(e)	breakdown of plant, machinery or equipment or shortages of labour, transportation, fuel, power, plant, machinery, equipment or material; and

(f)	any other cause which by the exercise of foresight or due diligence, a Party is unable to prevent or overcome.

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30.2	Relief

If, as a direct result of Force Majeure, a Party becomes unable, wholly or in part, to perform any of its obligations or to exercise a right under this Agreement:

(a)
that Party is to give the other Party prompt notice of the Force Majeure with reasonably full particulars and, insofar as known to it, the probable extent to which it will be unable to perform, or be delayed in performing its obligation or exercising its right;

(b)
that obligation, other than an obligation to pay money, is suspended and the time for performing that obligation or for exercising that right is extended but only so far as and for so long as it is affected by the Force Majeure; and

(c)	the affected Party is to use all possible diligence to overcome or remove the Force Majeure as quickly as possible.

30.3	Labour disputes

Clause 30.2(c) does not require the affected Party to:

(a)	settle any strike or other labour dispute on terms contrary to its wishes; or

(b)	contest the validity or enforceability of any law, regulation or legally enforceable order by way of legal proceedings.

30.4	Resumption

The obligation of the affected Party to perform its obligations, resumes as soon as it is no longer affected by the Force Majeure.

31.	Dispute resolution

31.1	Application

This clause 31 applies to any dispute or difference (dispute) (other than a dispute to which clause 32 applies) arising between the Parties in relation to:

(a)	this Agreement or its interpretation;

(b)	any right or liability of any Party under this Agreement; or

(c)	the performance of any action by any Party under or arising out of this Agreement, whether before or after its termination.

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31.2	Dispute negotiation

(a)	A Party must not commence legal proceedings in relation to a dispute or refer a dispute to arbitration under this Agreement, unless that Party has complied with this clause 31.

(b)	A Party claiming that a dispute has arisen must notify the other Party specifying details of the dispute.

(c)
Each Party must refer a dispute to an authorised officer of that Party for consideration and use its best efforts to resolve the dispute through negotiation within seven (7) Business Days following the dispute notification or longer period agreed between the Parties.

(d)	Each Party must refer the dispute to its chief executive officer, in the event that the authorised officers of the Parties fail to resolve the dispute within the specified period.

(e)	Each Party must following reference to its chief executive officer use its best efforts to resolve the dispute by agreement or through an agreed mediation procedure.

(f)
A Party in compliance with this clause 31.2 may terminate the dispute resolution process by notice to the other Party at any time after seven (7) Business Days following reference of the dispute to its chief executive officer.

(g)	A Party is not required to comply with this clause 31.2 in relation to any dispute where the other Party is in breach of or default under this clause 31.2 in relation to that dispute.

31.3	Arbitration

Each Party must submit any dispute which remains unresolved following the negotiation process specified in clause 31.2 to arbitration under the Arbitration Rules of SIAC in accordance with the following procedures:

(a)	the arbitration will be conducted by three arbitrators, who will be appointed as agreed by the Parties or, failing such agreement, by the Deputy President of SIAC or his or her nominee;

(b)	the arbitration will be conducted in English;

(c)	each Party is entitled to legal representation at any arbitration; and

(d)	any arbitration will be conducted in Singapore, or at such other place as the Parties may agree.

31.4	Urgent relief

A Party may at any time apply to a court of competent jurisdiction for any equitable or other remedy for reasons of urgency, despite anything contained in this clause 31.

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31.5	Continued performance

A Party must continue to perform any obligation or liability of that Party in compliance with this Agreement relating to any issue in dispute, despite and during any dispute negotiation or arbitration being conducted under this clause 31.

32.	Disputes as to Technical or Financial Matters

32.1	Definitions

In this clause 32:

(a)	Technical Matter means a matter which is capable of determination by reference to Mining knowledge or practice; and

(b)	Financial Matter means a matter which is capable of determination by audit or reference to financial or accounting records, knowledge or practice.

32.2	Application

(a)	This clause 32 applies to any dispute arising between the Parties in relation to a Financial Matter or a Technical Matter.

(b)
This clause 32 does not prevent any Party from seeking urgent interlocutory or declaratory relief from a court of competent jurisdiction where, in that Party's reasonable opinion, that action is necessary to protect that Party's rights.

32.3	Dispute negotiation

A Party claiming that a dispute in relation to Financial Matters or Technical Matters has arisen must notify the other Party specifying details of the dispute and convene a meeting of the senior management of the Parties within 10 Business Days of the notice of dispute to discuss the dispute with the aim of resolving it.

32.4	Independent Expert

If the dispute is not resolved by negotiations between the senior management of the Parties within 20 Business Days of the first meeting between senior management under clause 32.3 and the Dispute relates to a Financial Matter or a Technical Matter, either Party may submit the dispute to an Independent Expert for determination in accordance with clause 33.

33.	Expert determination

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33.1	Referral to Independent Expert

Wherever under this Agreement:

(a)	a Party submits a dispute in accordance with clause 32; or

(b)	the Parties agree that a dispute between them will be resolved by an Independent Expert; or

(c)	a dispute is required by this Agreement to be determined by an Independent Expert,

then the dispute may be referred by either Party to an Independent Expert under this clause 33.

33.2	Appointment of Independent Expert

The procedure for the appointment of an Independent Expert will be as follows:

(a)	the Parties must endeavour to agree upon the identity of a single Independent Expert to whom the dispute will be referred for determination as soon as is reasonably practicable;

(b)	if the Parties are unable to agree upon the identity of a single Independent Expert within 20 Business Days, the Parties will, as soon as practicable thereafter:

(i)	in the case of a Financial Matter, request the President of Chartered Accountants in Australia to appoint the Independent Expert; and

(ii)	in the case of a Technical Matter, request the President of the Australian Institute of Mining and Metallurgy to appoint the Independent Expert; and

(c)	within 10 Business Days of appointment, the Independent Expert must set a time and place for receiving the Parties’ submissions.

33.3	Requirements of Independent Expert

(a)	The Independent Expert will be required to have appropriate commercial and practical experience and expertise in the area of the dispute.

(b)
Any person nominated to act as an Independent Expert will be required to fully disclose any interest or duty prior to that person’s appointment. If that person has or may have any interest or duty which conflicts with their appointment as Independent Expert, then that person may not be appointed except with the agreement of all parties to the dispute.

(c)	Any person nominated to act as an Independent Expert must, before they are appointed, confirm in writing that they are able to resolve the dispute within a reasonable time.

(d)	The Independent Expert appointed under clause 33.2 will act as an expert and not as an arbitrator.

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33.4	Rights of the Parties

Each Party:

(a)	may be legally represented at any hearing before the Independent Expert;

(b)	is entitled to produce to the Independent Expert any materials or evidence which that Party believes is relevant to the dispute; and

(c)	must make available to the Independent Expert all materials requested by the Independent Expert and all other materials which are relevant to the Independent Expert’s determination.

33.5	Confidentiality

Unless otherwise agreed by the Parties involved in the determination by the Independent Expert, all material and evidence made available for the purposes of the determination must be kept private and confidential.

33.6	Determination

(a)
The Independent Expert must make a determination on the dispute within 70 Business Days of appointment and must determine what, if any, adjustments may be necessary between the Parties. The determination of the Independent Expert:

(i)	must be in the form of a written report;

(ii)	will be final and binding upon the Parties except in the case of bias, fraud, manifest mistake or error; and

(iii)	will be kept private and confidential unless otherwise agreed to by all Parties involved in the determination.

(b)
If the Independent Expert does not determine the dispute within 70 Business Days of appointment, either Party may terminate the appointment by written notice and a new Independent Expert will be appointed within 10 Business Days in accordance with the procedure set out in clause 33.2.

33.7	Costs of Independent Expert

The costs in relation to a determination by the Independent Expert will be dealt with as follows:

(a)	the costs of the Independent Expert will be apportioned between the Parties in such proportions as the Independent Expert thinks fit, otherwise the Parties will each bear their own costs; and

(b)	the Parties will each bear their own costs incurred in the preparation and presentation of any submissions or evidence to the Independent Expert.

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34.	Status of Agreement and further acts

(a)	The Parties agree that this Agreement is binding upon them and intend that this Agreement is legally enforceable in accordance with its terms.

(b)
Each Party must promptly do all further acts and execute and deliver all further documents (in form and content reasonably satisfactory to that Party) required by law or reasonably requested by any other party to give effect to this Agreement and the transactions contemplated by this Agreement.

35.	Relationship between Parties

(a)
Nothing in this Agreement is to be construed so to constitute a Party a partner, agent or representative of any other Party or to create any partnerships or trust for any purpose howsoever except to the extent to which the operator is the agent of the Parties. No Party will be under any fiduciary or other duty to the other which will prevent it from engaging in or enjoying the benefits of any competing endeavours subject to the express provisions of this Agreement.

(b)
No Party will have any authority to act on behalf of any other Party, except as expressly provided in this Agreement. Where a Party acts on behalf of another without authority, such Party must indemnify the other from any losses, claims, damages and liabilities arising out of any such act.

(c)	Each Party has the unrestricted right to engage in and receive the full benefit of any competing activities outside the area the subject of the Joint Venture Operations.

(d)
Any agreement which is entered into by JV Company, TenementCo or the Operator on behalf of JV Company or TenementCo in the performance of its functions and obligations under this Agreement with a Shareholder, a Related Body Corporate of a Shareholder or an officer or director of a Shareholder or a Related Body Corporate of the Shareholder must:

(i)
be on terms no less commercially reasonable in the particular circumstances of the agreement than would have been the case had the agreement been entered into on normal arm’s length commercial terms with a third party who is not a Shareholder, a Related Body Corporate of a Shareholder or an officer or director of a Shareholder or a Related Body Corporate of a Shareholder; and

(ii)	be entered into in good faith in the best interests of the Joint Venture.

36.	Confidentiality and public announcements

36.1	Confidentiality

Subject to clause 36.6, each Party (for this clause Recipient) who is in possession or control of or has access to Confidential Information of another Party or a Related Body Corporate of another Party (Owner) must use that Confidential Information only for the purposes of acts contemplated by this Agreement, and keep that Confidential Information confidential and not disclose it or allow it to be disclosed to any third party except:

(a)	if the information is at the time generally and publicly available other than as a result of breach of confidence by the Recipient;

(b)	if the information is at the time lawfully in the possession of the proposed recipient of the information through sources other than the Recipient;

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(c)	by the Recipient to legal and other professional advisers and other consultants and officers and employees of:

(i)	the Recipient; or

(ii)	the Recipient's Related Bodies Corporate,

in any case requiring the information for the purposes of this Agreement or any transaction contemplated by it, or for the purpose of advising that Party in relation thereto;

(d)	with the prior written consent of the Owner;

(e)	to the extent required by law or by a lawful requirement of any Governmental Agency having jurisdiction over the Recipient or any of its Related Bodies Corporate;

(f)	if required in connection with legal proceedings or arbitration relating to this Agreement or for the purpose of advising the Recipient in relation thereto;

(g)
if and to the extent that it may be necessary or desirable to disclose to any Governmental Agency in connection with applications for consents, approvals, authorities or licenses in relation to this Agreement;

(h)	to the extent required by a lawful requirement of any stock exchange having jurisdiction over the Recipient or any of its Related Bodies Corporate;

(i)	if necessary to be disclosed in any prospectus or information memorandum to investors or proposed or prospective investors:

(i)	for an issue or disposal of any shares or options in the Recipient or any of its Related Bodies Corporate;

(ii)	for an issue of debt instruments of the Recipient or any of its Related Bodies Corporate; or

(iii)	for the purposes of the Recipient obtaining a listing on any stock exchange of any shares, options or debt instruments;

(j)
if necessary to be disclosed to a professional investor or investment adviser for the purposes of enabling an assessment to be made about the merits or otherwise of an investment in the Recipient or any of its Related Bodies Corporate;

(k)	if necessary to be disclosed to an existing or bona fide proposed or prospective:

(i)	financier of the Recipient or of any of its Related Bodies Corporate; or

(ii)	rating agency in respect of the Recipient or of any of its Related Bodies Corporate;

(l)	if necessary to be disclosed to any bona fide proposed or prospective:

(i)	transferee of any property to which the information relates or of any shares in the Recipient or any Related Body Corporate of the Recipient;

(ii)	financier of such transferee providing or proposing or considering whether to provide financial accommodation; or

(iii)	assignee of rights under the Recipient's financing documents; or

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(m)	if necessary to be disclosed to legal and other professional advisers and other consultants and officers or employees of any of the persons referred to in clause 36.1(j), 36.1(k), or 36.1(l).

36.2	Conditions

(a)
In the case of a disclosure under clause 36.1(c) or 36.1(d) and, where appropriate, under clause 36.1(e), and 36.1(f), the Party wishing to make the disclosure must inform the proposed recipient of the confidentiality of the information and the Party must take such precautions as are reasonable in the circumstances to ensure that the proposed recipient keeps the information confidential.

(b)	In the case of a disclosure under clause 36.1(g), 36.1(h) and 36.1(i), the Party wishing to make the disclosure may only do so:

(i)	with the written consent of both Parties, which must not be unreasonably withheld or delayed; or

(ii)
to the extent required by law, the official rules of the relevant stock exchange or any Governmental Agency, but if any Party is required to make any such announcement, it must promptly notify the other Party, where reasonably practicable and lawful to do so, before the announcement is made and must confer with the other Party and consider any comments of the other Party regarding the timing and content of such announcement or any action which the other Party may reasonably elect to take to challenge the validity of such requirement, subject at all times to the disclosing Party’s obligations under law, the official rules of the relevant stock exchange or any Governmental Agency.

(c)
In the case of a disclosure under clause 36.1(j), 36.1(k) or 36.1(l) or (in the case of legal and other professional advisers and other consultants only) 36.1(m) the Party wishing to make the disclosure must not make any disclosure unless:

(i)
in the case of a disclosure under clause 36.1(j), 36.1(k) or 36.1(l) the proposed recipient has first entered into and delivered to the Shareholders a confidentiality undertaking in a form acceptable to the other Shareholders; or

(ii)
in the case of a disclosure under clause 36.1(m) the principal or employer of the proposed recipient has first entered into and delivered to the Shareholders a confidentiality undertaking in a form acceptable to the other Shareholders which will incorporate a warranty by the principal or employer of the proposed recipient that the proposed recipient is under an obligation of confidentiality to the principal or employer and that the principal or employer will enforce that obligation to the fullest extent that the law or equity allows upon being called upon to do so by any of the Shareholders.

36.3	Notice to other Shareholders

Each Party must:

(a)	promptly inform each other Party of any request received by that Party from any person described in clause 36.1(e) to disclose information under that clause;

(b)	inform all other Shareholders as soon as reasonably practicable after information is disclosed by the Party under clause 36.1(e) and

(c)	not disclose any information under clause 36.1 unless all other Shareholders have been informed of the proposed disclosure.

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36.4	Indemnities

Each Party indemnifies each other Party against any costs, losses, damages and liabilities suffered or incurred by that other Party arising out of or in connection with any disclosure by the first-mentioned Party of information in contravention of this clause 36.

36.5	Survival of confidentiality obligations

The obligations of confidentiality imposed by this clause 36 survive the termination of this Agreement and any person who ceases to be a Party continues to be bound by those obligations.

36.6	Use of Mining Information in respect to Other Mineral Rights

Nothing in this clause 36 prevents Energizer from using the Mining Information in relation to the exploration and development of the Industrial Minerals.

37.	Notices

Each communication (including each notice, consent, approval, request and demand) under or in connection with this Agreement:

(a)	must be in writing;

(b)	must be addressed as follows (or otherwise notified by that Party to the other Party from time to time):

To Energizer or the Beneficial Holder	Energizer Resources Inc

	Attention:	Chief Executive Officer

	Address:	Energizer Resources Inc. 141 Adelaide Street West Suite 520 Toronto, Ontario CANADA

	Facsimile:	+1 416.364.2753

To Malagasy	Malagasy Minerals Limited

	Attention:	Company Secretary

	Address:	Malagasy Minerals Limited 15 Lovegrove Close Mount Claremont Western Australia 6010 AUSTRALIA

	Facsimile:	+61 8 9284 3801

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(c)	must be signed by the Party making it or (on that party’s behalf) by the solicitor for or any attorney, director, secretary or authorised agent of that Party;

(d)	must be delivered by hand or posted by prepaid post to the address, or sent by fax to the number, of the addressee; and

(e)	is taken to be received by the addressee:

(i)	(in the case of prepaid post sent to an address in the same country) on the third day after the date of posting;

(ii)	(in the case of prepaid post sent to an address in another country) on the fifth day after the date of posting;

(iii)	(in the case of fax) at the time in the place to which it is sent equivalent to the time shown on the transmission confirmation report produced by the fax machine from which it was sent; and

(iv)	(in the case of delivery by hand) on delivery;

but if the communication is taken to be received on a day that is not a working day or after 5.00 pm, it is taken to be received at 9.00 am on the next working day (“working day” meaning a day that is not a Saturday, Sunday or public holiday, and is a day on which banks are open for business generally, in the place to which the communication is posted, sent or delivered).

38.	Miscellaneous

38.1	Governing law

This Agreement is governed by and must be construed according to the law applying in Ontario, Canada.

38.2	Amendments

This Agreement may only be varied by a document signed by or on behalf of each of the Parties.

38.3	Primacy of this Agreement

The Parties agree that this Agreement has primacy over any ancillary agreement contemplated by this Agreement, including the Sublease Agreements and, in the case of inconsistency, the terms and conditions of this Agreement will prevail. Each Party agrees that it will procure that any subsidiary of it will comply with the terms of this Agreement notwithstanding any inconsistency between this Agreement any ancillary agreement contemplated by this Agreement which a subsidiary of a Party is a party to.

38.4	Language

Where this Agreement or any ancillary agreement to this Agreement, including the Sublease Agreements, is written and signed in any other language other than English (including French), both versions are equally valid. However, in the case of inconsistency, the Parties agree that the English version of the relevant agreement shall prevail.

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38.5	Waiver

(a)
Failure to exercise or enforce, or a delay in exercising or enforcing, or the partial exercise or enforcement, of a right provided by law or under this Agreement by a Party does not preclude, or operate as a waiver of, the exercise or enforcement, or further exercise or enforcement, of that or any other right provided by law or under this Agreement.

(b)	A waiver or consent given by a Party under this Agreement is only effective and binding on that Party if it is given or confirmed in writing by that Party.

(c)	No waiver of a breach of a term of this Agreement operates as a waiver of another breach of that term or of a breach of any other term of this Agreement.

38.6	Consents

A consent required under this Agreement from a Party may be given or withheld, or may be given subject to any conditions, as that Party in its absolute discretion thinks fit, unless this Agreement expressly provides otherwise.

38.7	Counterparts

This Agreement may be executed in any number of counterparts and by the Parties on separate counterparts. Each counterpart constitutes an original of this Agreement and all together constitute one agreement.

38.8	No representation or reliance

(a)
Each Party acknowledges that neither Party (nor any person acting on a Party’s behalf) has made any representation or other inducement to it to enter into this Agreement except for representations or inducements expressly set out in this Agreement.

(b)
Each Party acknowledges and confirms that it does not enter into this Agreement in reliance on any representation or other inducement by or on behalf of the other Party, except for representations or inducements expressly set out in this Agreement.

38.9	Expenses

Except as otherwise provided in this Agreement, each Party must pay its own costs and expenses in connection with negotiating, preparing, executing and performing this Agreement.

38.10	Entire agreement

To the extent permitted by law, in relation to its subject matter this Agreement:

(a)	embodies the entire understanding of the Parties, and constitutes the entire terms agreed by the Parties; and

(b)	supersedes any prior written or other agreement of the Parties.

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38.11	Indemnities

(a)	Each indemnity in this Agreement is a continuing obligation, separate and independent from the other obligations of the Parties, and survives termination, completion or expiration of this Agreement.

(b)	It is not necessary for a Party to incur expense or to make any payment before enforcing a right of indemnity conferred by this Agreement.

(c)	A Party must pay on demand any amount it must pay under an indemnity in this Agreement.

38.12	Severance and enforceability

Any provision, or the application of any provision, of this Agreement that is void, illegal or unenforceable in any jurisdiction does not affect the validity, legality or enforceability of that provision in any other jurisdiction or of the remaining provisions of this Agreement in that or any other jurisdiction.

38.13	No merger

The rights and obligations of the Parties under this Agreement do not merge on completion of any transaction under this Agreement, and survive the execution and delivery of any assignment or other document entered into for the purpose of implementing any transaction under this Agreement.

38.14	Power of attorney

(a)
Each attorney who signs this Agreement on behalf of a Party declares that the attorney has no notice from the Party who appointed him that the power of attorney granted to him, under which the attorney signs this Agreement, has been revoked or suspended in any way.

(b)
Each Party represents and warrants to each other that its respective attorney or authorised officer who signs this Agreement on behalf of that Party has been duly authorised by that Party to sign this Agreement on its behalf and that authorisation has not been revoked.

38.15	Taxes

Any value added or goods and services taxes (including TVA) that may be imposed by any authorities in connection with this Agreement and any registration taxes, imposts, fees and costs in relation to the registration of this Agreement or the Sublease Agreements or the rights created thereunder, will be for the account of and the liability of JV Company and JV Company will indemnify and hold the Beneficial Holder harmless against any liability for the same, provided that under no circumstances may JV Company be liable or accountable for any capital gains tax or income tax liability of any Beneficial Holder.

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Schedule 1 – Exploration Permits and Area of Interest

The Area of Interest within the Exploration Permits described below is set out using graticular block references in Annexure A to this Agreement.

Item	Exploration Permit
1.	12306
2.	12814
3.	12887
4.	12888

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Schedule 2 – Industrial Minerals

Vanadium
Lithium
Aggregates
Alunite
Barite
Bentonite
Vermiculite
Carbonatites
Corundum
Dimension stone, other than labradorite
Feldspar, other than labradorite
Fluorspar
Granite
Graphite
Gypsum
Kaolin
Kyanite
Limestone / Dolomite
Marble
Mica
Olivine
Perlite
Phosphate
Potash – Potassium minerals
Pumice
Quartz
Staurolite
Zeolites

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Schedule 3 – Map of Area of Interest

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Schedule 4 – Net Smelter Return Royalty

The royalties referred to in clause 4.1(b) and clause 24.1(a) of the Agreement are to be calculated and paid by the Payer to a Payee in accordance with this Schedule 4.

S4.1	Definitions

In this Schedule, unless otherwise defined below or the context requires otherwise, expressions defined in the Agreement of which this Schedule forms part have the same meaning as in the Agreement and the following expressions will have the following meanings:

Adjustment means any adjustment that may be made by the Payer to the Royalty Records:

(a)	which arise from a subsequent adjustment to the amount paid to a Payer based on the actual Products recovered after refining;

(b)	to correct any accounting or recording errors from previous Quarters;

(c)	which are otherwise made in accordance with this Agreement; or

(d)	which are agreed by the Parties.

Carried Forward Deduction means the amount of Deductions that exceeds the Gross Revenue in a Quarter, which may then be carried forward and deducted from Gross Revenue in subsequent Quarters.

Deductions means all costs paid or incurred by the Payer, in US dollars or in US Dollar Equivalent, in relation to the sale of Product extracted and recovered from the Mining Area after mining and milling or other initial processing within or adjacent to the Mining Area, and include:

(a)	all costs of smelting and refining and retorting the ore and minerals extracted from the Mining Area, including Penalties for impurities and all umpire charges and other processor deductions;

(b)
all road, sea and rail freight, transportation, security and incidental costs and expenses, including forwarding, shipping, demurrage, delay and insurance costs, incurred between the outer boundary of, or adjacent to, the Mining Area and the point of delivery of the Products into a Refinery, including the cost of transport to and between any Refinery or other places of treatment;

(c)	handling and incidental costs and expenses including agency, banking, assaying, sampling, weighing, loading, unloading, stockpiling and storage;

(d)	actual sales costs, and reasonable marketing, representation, agency and brokerage costs in respect of the Product subject to the Royalty;

(e)	administrative and other general overhead costs that are directly attributable and reasonably allocable to the costs set out in paragraphs (a) to (d) above, as agreed with the Payee;

(f)	Carried Forward Deductions;

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(g)	shipping agency fees;

(h)	bank charges on sales receipts and payments;

(i)	government charges on banking transactions;

(j)
all taxes (excluding taxes based on income of the Payer), royalties, duties, levies and charges lawfully imposed by an Authority,, including carbon emission licence fees, charges, fuel excise (net of any fuel tax credits) and carbon trading taxes in any way connected with the transportation or sale of the Products from the Mining Area, including any value added or goods and services taxes (but not if subject to an input tax credit, which is actually claimed and received); and

(k)
any other incidental charge or expense incurred between the outer boundary of, or adjacent to, the Mining Area up to the point of delivery of the Products into a Refinery, including on-site transport and storage, but does not include:

(l)	any exploration, development, construction, mining, crushing, treatment or concentrating costs incurred by the Payer within or adjacent to the Mining Area; or

(m)
where Products are loaded, treated, milled, processed, transported or unloaded outside the Area of Interest in a Refinery wholly or partially owned by the Payer or a shareholder, Related Body Corporate or Related Entity of the Payer, any costs and expenses that are in excess of those which would be paid or incurred by the Payer on arm’s length terms, or which would not be Deductions if those Products were processed by a third party.

Exchange Rate means the average of the spot rate of exchange during the relevant period for the purchase of one currency against another currency as set by the usual bank for the Payer or another recognised and reputable banking institution chosen by the Payer, acting reasonably.

Gross Revenue in respect of an expired Quarter means the aggregate of:

(a)
the total amounts actually received by the Payer from the sale of Product to the owner or operator of a Refinery, in US dollars, or in US Dollar Equivalent, (Sales) including the proceeds received from an insurer in the case of loss of, or damage to, the Products (net of any excess paid in respect of that loss),during the expired Quarter, less any refunds, claims or discount, where Sales are effected on an arms-length basis on normal commercial terms; and

(b)
if Sales are effected on any other basis than on an arms-length basis on normal commercial terms, or if Product is disposed of otherwise than by sale (whether immediate or for future delivery) during the expired Quarter, the fair market value of the Product so sold or otherwise disposed of during the expired Quarter in US dollars, or in US Dollar Equivalent, as determined in accordance with paragraph S4.8.

Month means calendar month.

Net Smelter Return means Gross Revenue and Adjustments (whether plus or minus) for the relevant Quarter minus Deductions for that Quarter.

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Payee means Energizer or any subsequent party entitled in accordance this Agreement to receive payment of the Royalty.

Payer means Madagascar Development JV Company, or any subsequent mining development company established by Malagasy and Energizer for the exploitation of Other Minerals within the Mining Area.

Penalty means a charge made by a Refinery, in addition to normal refining costs, for removing from the Product minerals or other substances where the cost of the removal exceeds the value of those minerals or other substances.

Refinery means a smelter, refinery or other processing facility.

Product means the Payer’s share of any Other Minerals or product derived from the processing of Other Minerals extracted and recovered from the Miining Area which is capable of being sold or otherwise disposed of..

Quarter means the period of three consecutive Months commencing 1 January, 1 April, 1 July or 1 October in any year, other than the first Quarter which commences on the date the Payee become entitled to the Royalty under clause 24.1(a) of the Agreement and expires on the date immediately preceding the next to occur of 1 January, 1 April, 1 July or 1 October, and Quarterly has the corresponding meaning.

Royalty means:

(a)	in the case of a Royalty under clause 24.1(a) of this Agreement, 2% of the Net Smelter Return; and

(b)	In the case of a Royalty under clause 4.1(b) of this Agreement, 1.5% of the Net Smelter Return.

US Dollar Equivalent means, where sum to which this Agreement relates is not stated in US dollars, the amount determined by converting the amount in foreign currency into US dollars at the Exchange Rate existing when the relevant revenue was earned or receivable, or the relevant expenditure was incurred, by the Payer.

S4.2	Calculation of Net Smelter Return

The Payer will calculate the Net Smelter Return Quarterly from the date on which Product is first produced from the Mining Area.

S4.3	Reporting

Within 30 days of the end of each Quarter, the Payer will provide the Payee with a statement setting out in reasonable detail the calculation of the Royalty due to the Payee from the Payer for the previous Quarter and any adjustments occasioned by errors in any previous accounting.

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S4.4	Time for payment of Royalty

Within 30 days of the end of each Quarter, the Payer must pay to the Payee the Royalty plus or minus any adjustments in accordance with paragraph S4.3.

S4.5	Audits and adjustments

(a)
The Payer’s records that relate to the calculation of the Net Smelter Return and the Royalty for a Quarter (Royalty Records) shall be open to inspection and review by the Payee’s external auditors for a period of 12 Months after the end of such Quarter, at the Payee’s cost. If not reviewed in that 12 Month period the Royalty payment for that Quarter will be taken to be in full and final satisfaction of the Payer’s obligations in respect of that payment.

(b)
If an audit carried out pursuant to paragraph S4.5(a) (Audit) discloses that the Payer has made an overpayment of the Royalty or has made an underpayment of the Royalty of 5% or less, then the Payee will be responsible for payment of the costs of the Audit and the Payer will (as the case may be):

(i)	deduct the amount of any such overpayment from its next Royalty payment to the Payee; or

(ii)	add the amount of any such underpayment to the next Royalty payment it makes to the Payee.

(c)
If an Audit discloses an underpayment by the Payer of more than 5%, then the costs of the Audit shall be borne by the Payer and the amount of the underpayment will be paid by the Payer to the Payee within 14 days after delivery of the Audit report to the Payer.

S4.6	Assignment

(a)
The Payer must not sell, assign or otherwise dispose of or encumber the whole or part of its interest in the Mining Area without first requiring the assignee or other such party to enter into a covenant with the Payee on terms to the satisfaction of the Payee (acting reasonably) binding it to observe and perform all the terms and conditions of these procedures as from the effective date of assignment or encumbrance.

(b)
Subject to the Payer not exercising the Royalty Option in accordance with clause 24.2(a), the Payee may only assign, sell or otherwise dispose of the whole (but not a part) of its rights and interest in or under the Royalty (Relevant Interest), other than to a Related Body Corporate of the Payee to which this paragraph (b) does not apply, if it first offers to the Payer the opportunity to acquire the Relevant Interest for consideration equal to that offered by the proposed assignee. If the Payer does not accept the offer within 30 days, the Payee may proceed with the assignment, sale or disposal to the proposed assignee within 90 days and on terms no more favourable to the proposed assignee than those offered to the Payer. If the Payer accepts the offer then settlement of the assignment of the Relevant Interest to the Payer shall occur within 60 days thereafter.

S4.7	Hedging and Disposal of Intermediate Product

(a)
All profits and losses resulting from the Payer engaging in any commodity futures trading, option trading, metals trading, gold loans or any combination thereof, or other hedging or price protection arrangements or mechanisms are excluded from calculations of the Net Smelter Return.

(b)
The Payer must not dispose of, or allow for commingling of, any ore from the Mining Area or any intermediate product unless it has ensured that it has access to all information necessary in order to calculate the Royalty.

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S4.8	Reference to expert

(a)
If any dispute or difference arises between the Parties in connection with, the calculation of the Net Smelter Return or the Royalty, the Parties undertake with each other to use all reasonable endeavours, in good faith, to settle the dispute or difference by negotiation.

(b)
If any dispute referred to in paragraph S4.8(a) has not been resolved within a reasonable time of not less than 14 days, either Party may refer the matter in issue to an Independent Expert for determination and clause 33 of the Agreement applies.

(c)
Prior to resolution of the dispute, the Parties must continue to perform their respective obligations under this Agreement including all pre-existing obligations the subject of the dispute, except only:

(i)	an obligation to make a payment to the other Party, where that payment is a subject of the dispute; or

(ii)	to the extent that lack of resolution of the dispute prevents such performance.

(d)	Nothing in this clause prevents a Party from commencing proceedings in any court where proceedings are required to obtain urgent interlocutory relief.

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Executed as an agreement

Executed by Energizer Resources Inc. by its duly authorised representative:

/s/ Richard Schler	/s/ Peter Liabotis
Richard Schler CEO	Peter Liabotis CFO

Executed by Malagasy Minerals Limited ACN 121 700 105 in accordance with section 127 of the Corporations Act 2001 (Cth) by or in the presence of:

/s/ Graeme Raymond Boden	/s/ Natasha Lee Forde
Signature of Director	Signature of Director or Secretary

Graeme Raymond Boden	Natasha Lee Forde
Name of Director in full	Name of Director or Secretary in full

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Annexure A – Form of Sublease Agreement

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